Exhibit 10.1

CREDIT AGREEMENT

among

21ST CENTURY ONCOLOGY HOLDINGS, INC.,

21ST CENTURY ONCOLOGY, INC.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

Dated as of April 30, 2015

KEYBANC CAPITAL MARKETS INC.,
as Syndication Agent
for the Revolving Facility and the Tranche B Term Facility

HSBC BANK USA, NATIONAL ASSOCIATION
as Documentation Agent
for the Revolving Facility

HSBC SECURITIES (USA) INC.
as Documentation Agent
for the Tranche B Term Facility

MORGAN STANLEY SENIOR FUNDING, INC.,
DEUTSCHE BANK SECURITIES INC.,
KEYBANC CAPITAL MARKETS INC. and
HSBC BANK USA, NATIONAL ASSOCIATION
as Joint Bookrunners for the
Revolving Facility

MORGAN STANLEY SENIOR FUNDING, INC.,
DEUTSCHE BANK SECURITIES INC.,
KEYBANC CAPITAL MARKETS INC. and
HSBC SECURITIES (USA) INC.
as Joint Bookrunners for the Tranche B Term Facility

MORGAN STANLEY SENIOR FUNDING, INC. and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers

i

SCHEDULES:

1.1A	Commitments
1.2	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Initial Mortgaged Property
4.15	Organizational Structure
4.19	UCC Filing Jurisdictions
6.11	Unrestricted Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(g)	Existing Investments
7.10	Transactions with Affiliates

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Guarantee and Security Agreement
C	Form of Non-Bank Tax Certificate
D	Form of Legal Opinion of Kirkland & Ellis LLP
E	Form of Reinvestment Notice
F	Form of Compliance Certificate
G	Form of Affiliated Lender Assignment and Assumption
H-1	Form of Term Loan Borrowing Notice
H-2	Form of Revolving Loan Borrowing Notice
H-3	Form of Swingline Borrowing Request
H-4	Form of LC Extension Request
H-5	Form of Interest Election Request
H-6	Form of Prepayment Notice
I-1	Form of First Lien Intercreditor Agreement
I-2	Form of Junior Lien Intercreditor Agreement
J	Form of Acceptance and Prepayment Notice
K	Form of Discount Range Prepayment Notice
L	Form of Discount Range Prepayment Offer
M	Form of Specified Discount Prepayment Notice
N	Form of Specified Discount Prepayment Response
O	Form of Solicited Discounted Prepayment Notice
P	Form of Solicited Discounted Prepayment Offer
Q	Form of Solvency Certificate
R	Form of Perfection Certificate

v

CREDIT AGREEMENT, dated as of April 30, 2015 (as amended, waived, modified or amended and restated, this “Agreement”), among 21st Century Oncology Holdings, Inc., a Delaware corporation, 21st Century Oncology, Inc., a Florida corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; and (c) the Eurodollar Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that with respect to the Initial Tranche B Term Loans only, the ABR shall be deemed to be not less than 2.00%.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Discount”:  as defined in Section 2.10(c)(iv)(B).

“Acceptable Prepayment Amount”:  as defined in Section 2.10(c)(iv)(C).

“Acceptance and Prepayment Notice”:  the Acceptance and Prepayment Notice to be submitted by the Loan Party or Subsidiary to the Auction Agent substantially in the form of Exhibit J in accordance with the terms of Section 2.10(c).

“Acceptance Date”:  as defined in Section 2.10(c)(iv)(B).

“Accepting Lenders”:  as defined in Section 10.1.

“Acquired EBITDA”:  with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Pro Forma Entity and its Subsidiaries (except to the extent that such Subsidiaries will not constitute Restricted Subsidiaries immediately after giving effect to such acquisition or conversion)), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business”:  as set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition”:  any acquisition (x) of all or substantially all of the assets or a division, unit, product line or line of business of another Person (or, in each case, any substantial part for which financial statements or other customary financial information is available), (y) which results in owning more than 50%

of the Capital Stock of any other Person or (z) of additional equity interests of any Restricted Subsidiary not then held by the Borrower or any other Restricted Subsidiary.

“Additional Debt”:  Indebtedness (including, as applicable, Registered Equivalent Notes), in each case issued or incurred by the Borrower or any of its Restricted Subsidiaries after the Closing Date that the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) shall be on market terms at the time of issuance (as determined in good faith by the Borrower) of the Additional Debt.

“Additional Lender”:  as defined in Section 2.25.

“Additional Refinancing Lender”:  at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.28.

“Additional Term Notes”:  first priority senior secured loans or notes and/or junior lien secured loans or notes and/or unsecured loans or notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of a portion of the Incremental Tranche B Term Loans; provided that (a) such Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the Term Loans hereunder, (b) the Additional Term Notes have a final maturity date that is on or after the then existing Latest Maturity Date with respect to the Term Loans and have a Weighted Average Life to Maturity equal to or longer than the remaining Weighted Average Life to Maturity of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) shall be on market terms at the time of issuance (as determined in good faith by the Borrower) of the Additional Term Notes, (d) the obligations in respect thereof shall not be secured by liens on the assets of the Borrower and its Restricted Subsidiaries, other than assets constituting Collateral, (e) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (f) if such Additional Term Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents taken as a whole in any material respect (as determined by the Borrower) and the representative for such Additional Term Notes shall enter into a customary intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and (g) immediately after giving effect to the incurrence of such Additional Term Notes on a Pro Forma Basis (to the extent the proceeds of such Additional Term Notes are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect), the Consolidated Secured Gross Leverage Ratio shall not be greater than 3.40 to 1.00 as of the Applicable Date of Determination (but without giving effect to any Unrestricted Incremental Indebtedness or Unrestricted Additional Term Notes established and/or incurred at such time); provided, that any such Indebtedness, whether secured or unsecured, shall be deemed to be secured for purposes of this calculation; provided further that to the extent the Additional Term Notes consist of term loans that have a Lien on Collateral that is pari passu in right of security with the Lien on the Collateral securing the Initial Tranche B Term Loans, the Tranche B Term Loans shall be subject to adjustment (if applicable) set forth in the proviso to clause (iii) of Section 2.25(d) as if such Additional Term Notes were Incremental Tranche B Term Loans.

“Administrative Agent”:  Morgan Stanley Senior Funding, Inc., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Class”:  as defined in Section 10.1.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliated Lender Assignment and Assumption”:  as defined in Section 10.6(g).

“Agents”:  the collective reference to the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble.

“AHYDO Catch-Up Payment”:  any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, including subordinated debt obligations, in each case to avoid the application of Code Section 163(e)(5) thereto.

“Applicable Date of Determination”:  the last day of the most recently ended fiscal quarter for which financial statements are available pursuant to Section 6.1(a) or (b), as applicable, or, if such date occurs prior to the date on which financial statements are available pursuant to Section 6.1(a) or (b), as applicable, the last day of the most recently ended fiscal quarter for which financial statements were delivered under Section 6.1(a) or (b).

“Applicable Discount”:  as defined in Section 2.10(c)(iii)(B).

“Applicable Margin”:

(a)                                 with respect to the Initial Tranche B Term Loans, (i) in the case of ABR Loans, 4.50% per annum and (ii) in the case of Eurodollar Loans, 5.50% per annum.

(b)                                 with respect to the Revolving Loans and the Swingline Loans, as of any date of determination and with respect to the ABR Loans or the Eurodollar Loans, as applicable, the per annum applicable margin set forth in the following table that corresponds to the Consolidated Leverage Ratio for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through the delivery of financial statements for the first full fiscal quarter after the Closing Date and during any period in which there is an Event of Default for the failure to deliver any of the financial statements required pursuant to Section 6.1(a) or (b) or the certificate required pursuant to Section 6.2(b) is not delivered when due the Applicable Margin shall be set at the margin in the row styled “Level I”; provided, further, that any change in the Applicable Margin caused by a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the first date on which a Compliance Certificate is delivered pursuant to Section 6.2(b) setting forth such calculation of the Consolidated Leverage Ratio:

Level	Consolidated Leverage Ratio	ABR Loans	Eurodollar Loans
I	> 5.0:1.0	4.50%	5.50%
II	< 5.0:1.0>4.5:1.0	4.25%	5.25%
III	<4.5:1.0	4.00%	5.00%

“Application”:  an application, in such customary form as the Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property, excluding (i) any such Disposition permitted by Section 7.5 (other than clauses (e), (h) or (o) thereof), (ii) any Sale Leaseback Transaction, (iii) equity issuances by Holdings or a Parent Entity and (iv) other Dispositions to the extent that the Net Cash Proceeds to the Borrower and its Restricted Subsidiaries of all such other Dispositions do not exceed $7,500,000 in the aggregate in any fiscal year.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“Auction Agent”:  (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.10(c)(i); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount”:  as of any date of determination (the “Reference Date”), an amount determined on a cumulative basis equal to the sum of (without duplication):

(a)                                 $25,000,000; plus

(b)                                 an amount (which shall not be less than zero) equal to 50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Reference Date for which internal consolidated financial statements of the Borrower are available (or, in the case such Consolidated Net Income for such period is in deficit, minus 100% of such deficit); plus

(c)                                  the cumulative amount of (A) any capital contributions in respect of Permitted Capital Stock (other than any Cure Amount) made in cash by any Person to Borrower after the Closing Date, (B) any Net Cash Proceeds of any issuance of Permitted Capital Stock of Holdings or any Parent Entity after the Closing Date (other than any Cure Amount) to any Person (to the extent further contributed to Borrower) and (C) 100% of the aggregate Net Cash Proceeds (other than any proceeds of any Cure Amount) and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property contributed to the Permitted Capital Stock of Borrower after the Closing Date by any Person (other than the SFRO Contribution), in each case, minus, amounts used to incur Indebtedness pursuant to Section 7.2(ee), amounts used to fund Restricted Payments pursuant to Section 7.6(b) or (j) and amounts used to fund Investments pursuant to Section 7.8(kk); plus

(d)                                 the aggregate amount received by Borrower or any Restricted Subsidiary after the Closing Date from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary or any Joint Venture and interests, returns of principal, repayments and similar payments made by any Unrestricted Subsidiary or Joint Venture in respect of Investments made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or Joint Venture, and the Net Cash Proceeds in connection with the sale, transfer or other disposition of assets or the Capital Stock of any Unrestricted Subsidiary or Joint Venture of the Borrower to any Person (other than a Restricted Subsidiary) after the Closing Date; plus

(e)                                  in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or comerged, as applicable); plus

(f)                                   the aggregate amount of Retained Declined Proceeds; plus

(g)                                  the fair market value of all Permitted Capital Stock of Holdings or the Borrower issued upon conversion or exchange of Indebtedness or any Capital Stock of the Borrower or any of its Restricted Subsidiaries that is not Permitted Capital Stock after the Closing Date; plus

(h)                                 to the extent not otherwise included, the aggregate amount of cash Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.8 in reliance on the Available Amount; minus

(i)                                     the aggregate amount of (A) Restricted Payments made using the Available Amount pursuant to Section 7.6(n), (B) Investments made using the Available Amount pursuant to Section 7.8(cc) and (C) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 7.9(B), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Offer of Specified Discount Prepayment”:  the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.10(c).

“Borrower Solicitation of Discounted Prepayment Offers”:  the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.10(c).

“Borrower Solicitation of Discount Range Prepayment Offers”:  the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.10(c).

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  a request by the Borrower for a borrowing of Loans which, if in writing, shall be substantially in the form of Exhibit H-1, H-2 or H-3, as applicable.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability and including Capitalized Software Expenditures or research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP) by such Person and its Restricted Subsidiaries during such period that are additions to property, plant and equipment for the acquisition, rental, lease, purchase, construction, replacement, repair or use of any property, the value of which should be capitalized under GAAP and reflected as additions to property, plant and equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries (including, without limitation, the aggregate principal amount of Capital Lease Obligations incurred during such period).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Software Expenditures”:  for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”:  any obligations owed by Holdings, the Borrower or any of its Restricted Subsidiaries (other than Excluded Swap Obligations of any Guarantor) to any Agent or Lender or any Affiliate of a Lender or an Agent (or a Person that was a Lender or an Agent or an Affiliate thereof at the time any such arrangements were entered into) or Wells Fargo Bank, National Association or any Affiliate of Wells Fargo Bank, National Association in respect of any overdraft and other liabilities arising from treasury, depository and cash management services (including but not limited to purchase cards), or any automated clearing house transfers of funds and designated by Holdings or the Borrower as being secured under the Security Documents.

“CFC”:  a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”:  (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United

States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”:  (a) the Permitted Holders shall cease to have, on an aggregated basis the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if, (i) any time prior to the consummation of an Initial Public Offering, and for any reason whatsoever, (A) the Permitted Holders otherwise have, on an aggregate basis, the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings at such time or (B) the Permitted Holders own on an aggregate basis a majority of the outstanding voting Capital Stock of Holdings at such time or (ii) at any time upon or after the consummation of an Initial Public Offering, and for any reason whatsoever, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 50% of the securities having the ordinary voting power for the election of directors of Public Company, (b) Holdings shall cease to own, directly or indirectly, 100% of the Borrower on a fully diluted basis except as permitted by Section 7.4, (c) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or (d) the approval by the holders of the Capital Stock of the Borrower of any plan for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement).

“Class”:  when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are Revolving Loans, Term Loans, Incremental Tranche B Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans or Extended Revolving Loans; when used in reference to any Commitment, refers to whether such Commitment is a Tranche B Term Commitment, Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Extended Revolving Commitment, Refinancing Term Commitment and Refinancing Revolving Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.  Incremental Tranche B Term Loans, Extended Term Loans and Refinancing Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.  Incremental Revolving Loans, Extended Revolving Loans and Refinancing Revolving Loans (together with the respective Commitments in respect thereof) that have different terms shall be construed to be in different Classes.

“Closing Costs”:  non-recurring out-of-pocket costs, fees and expenses, including attorneys’ fees, investment banking fees and sponsor fees, in each case incurred and paid by the Sponsor or any of the Loan Parties in connection with the Transactions.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived by the Agents and the Lenders in accordance herewith) and the initial Loans have been made.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  a rate per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the Revolving Facility) of the Revolving Commitments equal to the rate set forth in the following table that corresponds to the Consolidated First Lien Leverage Ratio for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through the delivery of financial statements for the first full fiscal quarter after the Closing Date and during any period in which there is an Event of Default for the failure to deliver any of the financial statements required pursuant to Section 6.1(a) or (b) or the certificate required pursuant to Section 6.2(b) is not delivered when due shall be set at the rate in the row styled “Level I”; provided, further, that any change in the Commitment Fee Rate caused by a change in the Consolidated First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the first date on which a Compliance Certificate is delivered pursuant to Section 6.2(b) setting forth such calculation of the Consolidated First Lien Leverage Ratio:

Level	Consolidated First Lien Leverage Ratio	Commitment Fee Rate
I	> 3.00:1.00	0.50%
II	< 3.00:1.00 > 2.50:1.00	0.375%
III	< 2.50:1.00	0.25%

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents, deferred income taxes and debts due from Affiliates) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt (including accrued but unpaid interest) of the Borrower and its Restricted Subsidiaries, (b) the current portion of current and deferred income taxes, (c) without duplication of clause (a) above, all

Indebtedness consisting of Revolving Loans or Swingline Loans or Revolving L/C Exposure to the extent otherwise included therein and (d) deferred revenue.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of non-cash organization costs of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any writedown of assets or asset value carried on the balance sheet.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g), (r) or (s) below), the sum of (i) (to the extent attributable to the Borrower and its Restricted Subsidiaries):  (a) income (or profits or capital) tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, including any penalties and interest related to any tax examinations, (b) consolidated interest expense and, to the extent not reflected in consolidated interest expense, amortization or write-off of deferred financing costs, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans or Letters of Credit) costs of surety bonds in connection with financing acquisitions and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) Consolidated Depreciation and Amortization Expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Non-Cash Charges (as defined below), (f)[reserved], (g) proceeds of business interruption insurance received during such period, (h) expenses incurred to the extent covered by indemnification or refunding provisions in any Permitted Acquisition document, any document pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed (or reasonably expected to be reimbursed within three hundred and sixty (360) days of the incurrence thereof), (i) losses related to new operations commenced or acquired within 18 months prior to the last day of such period not to exceed $5,000,000 in such period, (j) expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Borrower, Holdings or any direct or indirect parent company of Holdings to employees of Borrower and its Restricted Subsidiaries and any costs or expenses incurred by the Borrower and its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, (k) [reserved], (l) unusual or non-recurring losses or charges, severance costs, costs of non-compete agreements and relocation costs, (m) any deductions attributable to minority interests (excluding dividends and other distributions paid in cash to the holders of such minority interests), (n) any expenses or charges related to any debt or equity offering, Investment, acquisition, disposition, recapitalization or Indebtedness (whether or not successful), including such fees, expenses or charges related to this Agreement, the offering of the Senior Notes, any Additional Debt, Additional Term Notes, Refinancing Notes, Permitted Refinancings or any other Transaction and in connection with any actual or proposed registration of any securities (debt or equity) or any amendments, modifications, waivers, forbearances or restructurings or refinancings of any of the foregoing, (o) expenses related to executive employment agreements, stay bonuses, transaction costs, benefits and payroll taxes paid to or on behalf of employees of the relevant seller pertaining to any acquisition or investment permitted hereunder or consummated prior to the Closing Date who are no longer employed by Holdings or its Restricted Subsidiaries not to exceed $1,000,000 for the four fiscal quarters most recently ended, (p) charges in respect of early retirement of Indebtedness, restructuring costs, integration costs, lease run-off expenses or other business optimization expenses, costs associated with establishing new facilities or reserves, consolidation or discontinuance or closure of any operations, employees and/or management (including costs incurred to implement such restructuring), and transaction fees and expenses, including any expense relating to enhanced accounting, finance or revenue cycle management functions, (q) any net loss from disposed or discontinued operations, (r) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (a) below for any previous period and not added back, (s) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies, which are reasonably identifiable and projected by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that the aggregate amount that can be added back pursuant to this clause (s), when taken together with cost savings and synergies added back to Consolidated EBITDA pursuant to the second paragraph of the definition of Pro Forma Basis for such period, shall not exceed 15% of Consolidated EBITDA for such period determined on a Pro Forma Basis before giving effect to all such amounts that would be added back pursuant to this clause (s) and the second paragraph of the definition of Pro Forma Basis; provided that, the amount of any such items that would be permitted to be included in financial statements prepared in accordance with Regulation S-X shall not be subject to such 15% limitation;  provided further that, notwithstanding the foregoing, the $22,281,000 of cost savings, operating expense reductions, other operating improvements and synergies identified on page 23 of the Offering Memorandum for the Senior Notes shall not be subject to the foregoing 15% limitation so long as such amounts are included for periods ended on or prior to December 31, 2015, (t) [reserved], (u) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries, (v) net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, (w) Transaction Bonuses, retention, severance, recruiting, relocation and signing bonuses and expenses, (x) any net cash proceeds of any common equity contribution made directly or indirectly to the Borrower, or any net cash proceeds of any issuance of Permitted Capital Stock of the Borrower, in each case in respect of the Cure Right, provided that (A) any such net cash proceeds in respect of such Cure Right shall only be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant in Section 7.1 and (B) shall be so included in such calculation only for the fiscal quarter for which such Cure Right is exercised and shall be included for the subsequent periods that include such fiscal quarter, (y) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement pursuant to Section 7.6(q) or (r), and minus (a) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any unusual or non-recurring income or gains, (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income and (iv) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk, and (b) any cash payments made during such period in respect of Non-Cash Charges described in clause (e) which cash payments are made subsequent to the fiscal quarter in which the relevant Non-Cash Charges were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such Non-Cash Charges, all as determined on a consolidated basis.  In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses from Asset Sales, (x) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106 and (y) any gain or loss recognized in determining Consolidated Net Income for such period resulting from Earnout Obligations.  Furthermore, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, (I) Acquired EBITDA of any Person, property, business or asset acquired (other than in the ordinary course of business)

by, or contributed to, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired or received and not subsequently so disposed of, an “Acquired Entity or Business”) and (II) the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and the pro forma adjustments made pursuant to the definition of “Pro Forma Basis,” if any, applicable thereto and (B) there shall be excluded in determining Consolidated EBITDA for any period (I) the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations (in each case, other than in the ordinary course of business) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and (II) the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).  Notwithstanding the foregoing, if a Defeasance with respect to the Senior Notes or other Indebtedness has been consummated, the interest expense with respect to the Senior Notes or such other Indebtedness shall not be added back to Consolidated EBITDA.

For the purpose of the definition of “Consolidated EBITDA,” “Non-Cash Charges” means (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) stock-based awards compensation expense, and (d) other non-cash charges.

Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Borrower and its Restricted Subsidiaries.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any four fiscal quarter period that includes any of the fiscal quarters ended   March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, Consolidated EBITDA shall be deemed to be  $30,604,000, $45,211,000, $39,692,000 and $37,100,000 respectively, (which amounts, for the avoidance of doubt shall be subject to addbacks and adjustments pursuant to clause (s) above and shall give effect to calculations on a Pro Forma Basis in accordance with Section 1.2 in respect of the Transactions and/or any Specified Transactions (including the cost savings described above or in the definition of “Consolidated Net Income” that in each case may become applicable due to actions taken on or after the Closing Date).

“Consolidated First Lien Debt”:  at any date of determination, (a) Consolidated Total Debt on such day plus the aggregate principal amount of the OnCure Notes outstanding on such day less, without duplication, (b) the sum of (i) all Indebtedness on such day of Borrower and its Restricted Subsidiaries secured by a Lien that is junior in priority to the Lien securing the Loans and (ii) any unsecured Indebtedness on such day of Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Leverage Ratio”:  as at the end of any fiscal quarter, the ratio of (a) Consolidated First Lien Debt of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower and its Restricted Subsidiaries for which financial statements have been furnished pursuant to Section 6.1.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Restricted

Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that (a) Consolidated Interest Expense shall be determined excluding (to the extent otherwise included therein) (i) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, as calculated on a consolidated basis in accordance with GAAP, (ii) penalties and interest relating to taxes, (iii) any additional cash interest owing pursuant to any registration rights agreement, (iv) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (vi) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (vii) any expensing of bridge, commitment and other financing fees and (viii) interest in respect of Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP and (ix) interest expense in connection with the Senior Notes or other Indebtedness if a Defeasance is consummated with respect to such Senior Notes or other Indebtedness, and (b) for the avoidance of doubt, all interest expense of any Unrestricted Subsidiary and any Converted Unrestricted Subsidiary shall be excluded from Consolidated Interest Expense for such period; provided that when determining Consolidated Interest Expense of the Borrower in respect of any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.

“Consolidated Leverage Ratio”:  as at the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower and its Restricted Subsidiaries for which financial statements have been furnished pursuant to Section 6.1.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding (except with respect to clause (s) which shall be included), without duplication, (a) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expenses or any Non-Cash Charges for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) Closing Costs, accruals, payments, charges and expenses (including rationalization, legal, tax structuring and other costs and expense) related to the Transactions and any amortization thereof thereafter, (d) any fees, costs and expenses (including allocated internal costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with any actual or proposed acquisition, investment, asset disposition, recapitalization, dividend, distribution, issuance or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction not completed or initiated) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (f) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries (other than for purposes of calculating Consolidated Leverage Ratio, Consolidated Secured Gross Leverage Ratio and Consolidated First Lien Leverage Ratio hereunder, as set forth in the definition of “Consolidated EBITDA”), (g) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions,

(h) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any Sale Leaseback Transaction which is not sold or otherwise disposed of in the ordinary course of business), (i) any (x) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (y) income (loss) attributable to deferred compensation plans or trusts shall be excluded, (j) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, (k) any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations, (l) any unrealized foreign currency transaction gains or losses in respect of obligations of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies, (m) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary, (n) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), (o) any goodwill or other asset impairment charge or write-off or write-down, (p) any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments shall be excluded, (q) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded, (r) any net unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded, (s) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income shall be included, (t) the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income, (u) gains and losses on the sale, exchange or other disposition of assets outside the ordinary course of business or abandonment of assets and from discontinued operations and (v) cash and non-cash charges, paid or accrued, and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs incurred by the Borrower or any of its Restricted Subsidiaries).  There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such three hundred sixty-five (365) days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within three hundred sixty-five (365) days and (B) in fact reimbursed within three hundred sixty-five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred sixty-five (365) days), expenses with respect to liability or casualty events or business interruption and (iii) any expenses and charges to the extent paid for, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within three hundred sixty-five (365) days)), any third party other than such Person or any of its Restricted Subsidiaries.

“Consolidated Secured Gross Leverage Ratio”: as at the end of any fiscal quarter, the ratio of (a)(i) Consolidated Total Debt of the Borrower and its Restricted Subsidiaries as of such day minus (ii) any unsecured Indebtedness of Borrower and its Restricted Subsidiaries as of such day to (b) Consolidated EBITDA for trailing four quarter period for which financial statements are available.

“Consolidated Total Debt”:  at any date, the excess of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis, to the extent consisting of any Indebtedness for borrowed money, Capital Lease Obligations or debt obligations evidenced by bonds, debentures or notes and, for the avoidance of doubt, excluding any undrawn letters of credit, any Earnout Obligation, and any changes in GAAP which would classify any operating leases in accordance with GAAP in effect as of the Closing Date as Capital Lease Obligations, required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP minus (b) except for purposes of calculating the Consolidated Secured Gross Leverage Ratio, the aggregate amount of unrestricted cash, cash that collateralizes Revolving L/C Exposure and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such date required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP; provided that, if a Defeasance is consummated with respect to the Senior Notes, OnCure Notes or other Indebtedness, the Senior Notes, OnCure Notes or any other Indebtedness that is the subject of such Defeasance, as the case may be, shall not be included in determining Consolidated Total Debt.

“Consolidated Working Capital”:  at any date, the excess (or deficit) (which may be a negative number) of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date; provided that Consolidated Working Capital shall be calculated without giving effect to (i) any assets or liabilities acquired or assumed in any Permitted Acquisition or other Investment, (ii) as a result of the reclassification of items from short-term to long-term and vice-versa, (iii) non-cash current assets and current liabilities or (iv) purchase accounting.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Converted Restricted Subsidiary”:  has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary”:  has the meaning set forth in the definition of “Consolidated EBITDA.”

“CPPIB”: Canada Pension Plan Investment Board.

“Credit Agreement Refinancing Indebtedness”:  (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Revolving Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt (without giving effect to any prepayments or changes to amortization), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing plus an amount equal to any existing commitments thereunder plus any Term Loans and/or Revolving Commitments plus other Indebtedness that could otherwise be (A) incurred hereunder (subject to a dollar for dollar usage of any basket (other than any basket that provides for Credit Agreement Refinancing Indebtedness) set forth in Section 7.2) and (B) if such Indebtedness is secured, subject to a dollar for dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 7.2, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness, (iv) such Indebtedness shall rank pari passu or junior in right of payment and (if secured) of security with the Term Loans hereunder, (v) the obligations in respect of such Indebtedness may not be secured by liens on the assets of  the Borrower and its Restricted Subsidiaries, other than assets constituting Collateral and may be guaranteed solely by the Guarantors, except to the extent not originally incurred by an entity that was not a Loan Party, (vi) if such Indebtedness is secured, the representative for such Indebtedness shall enter into a customary intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable and (vii) such Refinanced Debt shall be repaid, repurchased, retired, Defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Increase”:  as defined in Section 2.25(a).

“Cure Amount”:  as defined in Section 8.

“Cure Right”:  as defined in Section 8.

“DB”: Deutsche Bank Securities Inc.

“Debt Fund Affiliate”:  any Person that is organized primarily for the purpose of making debt investments in one or more companies and is a bona fide and diversified investment fund.

“Declined Proceeds”:  as defined in Section 2.11(f).

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, as set forth therein, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Lender, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment, Revolving L/C Exposure (or participations in Letters of Credit hereunder) or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8(f) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person); provided, that (1) with respect to (a), (b) or (c), to the extent such Lender is making a good faith claim that it has no obligation to fund because the conditions to borrowing have not been met, then such Lender shall not be considered a Defaulting Lender and (2) as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to a Conduit Lender pursuant to Section 10.6(f).

“Defeasance”:  (x) a covenant defeasance in respect of (a) the Senior Notes Indenture pursuant to Article VIII of the Senior Notes Indenture or (b) any similar covenant defeasance in respect of other Indebtedness or (y) the irrevocable deposit of cash with an agent or trustee or into escrow or similar arrangement for the repayment in full of (i) any Indebtedness and (ii) all accrued interest on such Indebtedness and (iii) outstanding fees, premiums, expenses and other obligations relating to such Indebtedness  then due or which would be due as a result of such repayment (other than contingent indemnity obligations).

“Designated Non-Cash Consideration”:  the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Discount Prepayment Accepting Lender”:  as defined in Section 2.10(c)(ii)(B).

“Discount Range”:  as defined in Section 2.10(c)(iii)(A).

“Discount Range Prepayment Amount”:  as defined in Section 2.10(c)(iii)(A).

“Discount Range Prepayment Notice”:  a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.10(c)(iii) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer”:  the irrevocable written offer by a Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”:  as defined in Section 2.10(c)(iii)(A).

“Discount Range Proration”:  as defined in Section 2.10(c)(iii)(C).

“Discounted Loan Prepayment”:  as defined in Section 2.10(c)(i).

“Discounted Prepayment Determination Date”:  as defined in Section 2.10(c)(iv)(C).

“Discounted Prepayment Effective Date”:  in the case of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the respective Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.10(c)(ii)(A), Section 2.10(c)(iii)(A) or 2.10(c)(iv)(A), respectively, unless a different period is agreed to between the Borrower and the Auction Agent acting in their reasonable discretion.

“Disposed EBITDA”:  with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Restricted Subsidiaries), which may be negative, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose”, “Disposed of” and “Disposing” shall have correlative meanings.

“Disqualified Lender”:  as defined in Section 10.6(b)(ii)(E).

“Documentation Agents”:  HBUSA, in its capacity as Documentation Agent for the Revolving Facility, and HSI, in its capacity as Documentation Agent for the Tranche B Term Facility hereunder.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Foreign Holding Company”:  any Domestic Subsidiary of the Borrower the primary assets of which are (a) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (x) Foreign Subsidiaries and (y) other Subsidiaries of the Borrower that own no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries or (b) intercompany accounts, cash, Cash Equivalents and debt of one or more Foreign Subsidiaries.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Borrower incorporated or organized in the United States, any State or the District of Columbia, but excluding any Domestic Foreign Holding Company.

“Earnout Obligations”:  those payment obligations of the Borrower and its Restricted Subsidiaries to former owners of businesses which were acquired by the Borrower or one of its Restricted Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such payment obligations are required to be set forth on a balance sheet prepared in accordance with GAAP.

“ECF Percentage”:  75%; provided that the ECF Percentage shall be 50% in respect of such fiscal year if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.75 to 1.00 but greater than 2.50 to 1.00; provided further that the ECF Percentage shall be 25% in respect of such fiscal year if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00 but greater than 2.00:1.00; provided further that the ECF Percentage shall be 0% in respect of such fiscal year if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00:1.00.

“Electing Guarantor”:  any Excluded Subsidiary that, at the option, and in the sole discretion, of the Borrower has been designated a Subsidiary Guarantor, it being understood that the Borrower may undesignate any such Subsidiary.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as affected by exposure to harmful or deleterious substances, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Base Rate”:  for any Interest Period, the rate per annum equal to (i) the offered rate administered by ICE Benchmark Administration (or on any successor for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such offered rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loans being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Requirements”:  shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  shall mean, with respect to each day during each Interest Period pertaining to (x) a Eurodollar Loan or (y) an ABR Loan bearing interest by reference to clause (c) of the definition of ABR, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that, with respect to (i) the Initial Tranche B Term Loans only, the Eurodollar Rate shall be deemed to be not less than 1.00% per annum and (ii) the Initial Revolving Loans and the Swingline Loans, the Eurodollar Rate (including, for the avoidance of doubt, for purposes of clause (c) of the definition of ABR) shall be deemed to be not less than 0.00%.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any period, (a) Consolidated Net Income for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, plus (c) an amount equal to the amount of non-cash charges to the extent deducted in arriving at such Consolidated Net Income, plus (d) non-cash losses from asset sales for such period (other than from sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus (e) regularly scheduled payments and mandatory prepayments of the principal of any Indebtedness during such period (other than any such payments and prepayments of principal of Indebtedness made with the proceeds of any issuance of Capital Stock or other Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries), but only to the extent that any such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness for such period, minus (f) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, Capital Expenditures (other than Capital Expenditures financed with Indebtedness permitted hereunder (other than Revolving Loans or Swingline Loans) and other Excluded Capital Expenditures) permitted to be made during such period, minus (g) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, the cash portion of consideration for Permitted Acquisitions and other Investments permitted hereunder (other than consideration for Permitted Acquisitions and other Investments financed with Indebtedness (other than Revolving Loans or Swingline Loans) or issuances of Capital Stock permitted hereunder) for such period or payable within ninety (90) days of the end of such period (provided that amounts so deducted shall not be deducted in any subsequent period), minus (h) non-cash gains from asset sales for such period (other than from sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, minus (i) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (j) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of “Consolidated Net Income,” minus (k) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies), minus (l) the amount of cash Restricted Payments paid to a Person other than the Borrower or a Restricted Subsidiary during such period pursuant to Section 7.6(a)(ii), (b), (c), (e), (g), (h), (i) (but, with respect to this clause (i), not to the extent such Restricted Payment is in the form of a cash dividend to the Permitted Holders in respect of their common stock), (j), (k), (l), (m), (n) (but, with respect to this clause (n), not to the extent such Restricted Payment is in the form of a cash dividend to the Permitted Holders in respect of their common stock), (o), (p), (q), (r) or (s) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries or with the proceeds of Revolving Loans or Swingline Loans, minus (m) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans or Swingline Loans) or Capital Stock of Holdings, the Borrower or its Restricted Subsidiaries, minus (n) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, minus (o) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (excluding any such consideration intended to be financed with Indebtedness (other than Revolving Loans or Swingline Loans) or issuances of Capital Stock) required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash and proceeds of Revolving Loans or Swingline Loans actually utilized to finance such Permitted Acquisitions during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, plus (p) without duplication, an amount equal to all cash amounts received during such period but excluded in arriving at such Consolidated Net Income pursuant to any of clauses (a) through (e) of the definition of Consolidated Net Income, minus (q) cash payments made during such period in respect of Earnout Obligations, to the extent such Earnout Obligations were not deducted in calculating Excess Cash Flow for such period or any prior period, minus (r) voluntary prepayments of Indebtedness other than the Term Loans or Revolving Loans (in the case of revolving loans (including swingline loans), to the extent accompanied by permanent reduction in commitments), minus (s) cash payments in respect of non-cash charges added back in a prior period minus (t) without duplication, an amount equal to all losses, charges or expenses incurred during such period but excluded in arriving at such Consolidated Net Income pursuant to the definition of Consolidated Net Income.

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Capital Expenditures”:  all Capital Expenditures:

(a)                                 made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation;

(b)                                 constituting reinvestment of proceeds (to the extent permitted herein) from Asset Sales, Sale Leaseback Transactions and Recovery Events;

(c)                                  made by Borrower or any of its Restricted Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or

(d)                                 made with the Net Cash Proceeds (Not Otherwise Applied) of an issuance after the Closing Date of Capital Stock of Borrower or Holdings.

“Excluded Information”:  information regarding the Borrower, Holdings, the Sponsor, their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in any prepayment pursuant to Section 2.10(c) or assignment pursuant to Section 10.6(g) (including material non-public information).

“Excluded Party”:  any Affiliate of a Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“Excluded Property”:  as defined in the Security Documents.

“Excluded Subsidiary”:  any Subsidiary of the Borrower that is (a) a Domestic Foreign Holding Company or any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, Domestic Foreign Holding Company or any CFC; (b) a direct or indirect Foreign Subsidiary; (c) a Joint Venture or Non-Wholly-Owned Subsidiary; (d) an Immaterial Subsidiary; (e) an Unrestricted Subsidiary; (f) an Insurance Subsidiary or other special purpose entity; (g) a Non-Profit Entity; (h) prohibited by applicable Requirement of Law or Contractual Obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority or third party (other than the Borrower or a Restricted Subsidiary thereof) would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a Contractual Obligation, such Contractual Obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary and was not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary); provided that each such Domestic Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (h) if such consent, approval, license or authorization has been obtained; (i) with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guaranty of the Secured Obligations are excessive in relation to the benefits to the Lenders; (j) a Domestic Subsidiary acquired pursuant to an Acquisition financed with secured Indebtedness permitted to be incurred under Section 7.2(g) and each Domestic Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Domestic Subsidiary from becoming a Guarantor; provided that each such Domestic Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (j) if such secured Indebtedness is repaid or becomes unsecured, if such Domestic Subsidiary ceases to guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (k) a direct or indirect Subsidiary of an Excluded Subsidiary; (l) a Subsidiary, acquired after the Closing Date that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Borrower or any other Loan Party); or (m) any Subsidiary with respect to which the providing of a guarantee of the Secured Obligations, in the reasonable judgment of the Borrower, could reasonably be expected to result in adverse tax consequences, in each case other than any Electing Guarantor for so long as such entity is an Electing Guarantor.

“Excluded Swap Obligation”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes”:  as defined in Section 2.19(a).

“Existing Credit Agreement”:  the Credit Agreement dated as of May 10, 2012, as amended and restated August 28, 2013, among the Borrower, Holdings, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the joint lead arrangers, joint bookrunners, co-documentation agents and syndication agent referred to therein.

“Existing Letters of Credit”:  each letter of credit previously issued or deemed issued for the account of, or guaranteed by, the Borrower or any of its Restricted Subsidiaries that is outstanding on the Closing Date and set forth on Schedule 1.2.

“Extended Revolving Commitment”:  as defined in Section 2.24(a)(i).

“Extended Revolving Extensions of Credit”:  as to any Extending Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Extended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Exposure at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Extended Revolving Loans”:  as defined in Section 2.24(a)(i).

“Extended Revolving Termination Date”:  as defined in Section 2.24.

“Extended Term Loans”:  as defined in Section 2.24.

“Extended Term Maturity Date”:  as defined in Section 2.24.

“Extending Lenders”:  as defined in Section 2.24.

“Extending Revolving Lender”:  as defined in Section 2.24.

“Extending Term Lender”:  as defined in Section 2.24.

“Extension”:  as defined in Section 2.24.

“Extension Offer”:  as defined in Section 2.24.

“Facility”:  each of, as the context may require, (a) the Tranche B Term Commitments and the Initial Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Incremental Tranche B Term Loans, (c) Refinancing Term Loans, (d) Extended Term Loans and (e) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA”:  the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent, from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  the last Business Day of each March, June, September and December and with respect to the Revolving Commitments, the last day of the Revolving Commitment Period or any earlier date on which the Revolving Commitments are terminated and there is no remaining Revolving

Extension of Credit (in the case of fees payable in respect of the Revolving Facility or any Revolving Extension of Credit).

“Financing Transactions”:  the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit.

“First Lien Intercreditor Agreement”:  a first lien intercreditor agreement among the Administrative Agent, the Borrower and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt substantially consistent with the terms set forth on Exhibit I-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“First Lien Senior Secured Notes”:  Additional Term Notes, Unrestricted Additional Term Notes or Refinancing Notes, in each case that is not subordinated in right of payment to the Initial Tranche B Term Loans and the Initial Revolving Loans and is secured by a Lien except by a Lien that is junior to the Lien securing the Obligations.

“Fixed Charge Coverage Ratio”:  on any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on the Applicable Date of Determination to (b) Consolidated Interest Expense for such period of four consecutive fiscal quarters.

“Flood Insurance Laws”:  collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Disposition”:  as defined in Section 2.11(e).

“Foreign Prepayment Event”:  as defined in Section 2.11(e).

“Foreign Subsidiary”:  any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee and Security Agreement”:  the Guarantee and Security Agreement to be entered into by the Borrower, the Guarantors and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“HBUSA”: HSBC Bank USA, National Association

“Holdings”:  21st Century Oncology Holdings, Inc., a Delaware corporation, and any successor thereto, whether by merger or conversion.

“HSI”: HSBC Securities (USA) Inc.

“Identified Participating Lenders”:  as defined in Section 2.10(c)(iii)(C).

“Identified Qualifying Lenders”:  as defined in Section 2.10(c)(iv)(C).

“Immaterial Subsidiary”:  at any date of determination, any Domestic Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that (a) for purposes of this Agreement, at no time shall the consolidated total assets of all Immaterial Subsidiaries as of the last day of the then most recent fiscal year of the Borrower for which financial statements have been delivered equal or exceed 10% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis, (b) at any time and from time to time, the Borrower may designate any Restricted Subsidiary as a new Immaterial Subsidiary so long as, after giving effect to such designation, the consolidated assets of all Immaterial Subsidiaries do not exceed the limits set forth in clause (a) above at such time of designation and (c) if, as of the date the financial statements for any fiscal year of the Borrower are delivered or required to be delivered pursuant to Section 6.1(a), the consolidated assets of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) above, then within forty-five (45) days (or such later date as agreed by the Administrative Agent in its reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to the Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits.  Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 6.9, to the extent applicable.

“Incremental Equivalent Debt”:  as defined in Section 2.25(a).

“Incremental Facility Amendment”:  as defined in Section 2.25.

“Incremental Loans”:  collectively, the Incremental Revolving Loans and the Incremental Tranche B Term Loans.

“Incremental Revolving Commitment”:  with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Revolving Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Revolving Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6.

“Incremental Revolving Extensions of Credit”:  as to any Incremental Revolving Lender at any time, an amount equal to the aggregate principal amount of all Incremental Revolving Loans held by such Lender then outstanding.

“Incremental Revolving Facility”: as defined in Section 2.25.

“Incremental Revolving Lender”:  each Lender that has an Incremental Revolving Commitment or that holds Incremental Revolving Extensions of Credit.

“Incremental Revolving Loan”:  a Loan made under an Incremental Revolving Facility or Revolving Commitment Increase.

“Incremental Term Commitment”:  with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Tranche B Term Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Tranche B Term Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6.

“Incremental Term Maturity Date”:  the maturity date of any Incremental Tranche B Term Loans and/or Incremental Equivalent Debt, as applicable, which date shall not be earlier than the Tranche B Maturity Date.

“Incremental Tranche B Term Loans”:  as defined in Section 2.25(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables, deferred revenues and accrued expenses incurred in the ordinary course of such Person’s business, (ii) Earnout Obligations and (iii) liabilities resulting from application of FASB 150 (other than for Capital Stock referred to in clause (g) below)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all outstanding reimbursement obligations of such Person as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person issued to parties other than the Borrower or its Subsidiaries, if the scheduled redemption date is prior to the scheduled maturity date of the Initial Tranche B Term Loans (except as a result of an Initial Public Offering, Change of Control or Asset Sale so long as any rights of the holders thereof upon the occurrence of an Initial Public Offering, Change of Control or Asset Sale shall be subject to the prior repayment in full of the Loans that are accrued and owing), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, the amount of all obligations of such Person in respect of Swap Agreements (determined, for this purpose, in respect of any Swap Agreement, based on the maximum aggregate amount, giving effect to any netting agreements, that such Person would be required to pay if such Swap Agreement were terminated at the time); provided, however, that for purposes of calculating Consolidated Leverage Ratio, Consolidated Secured Gross Leverage Ratio and Consolidated First Lien Leverage Ratio, (A) intercompany Indebtedness and (B) obligations constituting non-recourse Indebtedness shall be excluded; provided, further, that (i) the amount of Indebtedness which is limited or non-recourse to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to (1) deferred compensation, (2) liabilities associated with customer prepayments and deposits and any obligations under ERISA and other accrued obligations in the ordinary course of business, (3) obligations under employment agreements and (4) deferred revenue and deferred tax liabilities.  Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Mortgaged Properties”:  the real properties identified as Initial Mortgaged Properties on Schedule 4.8.

“Initial Public Offering”:  the initial public offering of the common stock of Holdings or any direct or indirect parent company of the Borrower.

“Initial Revolving Commitments”:  the Revolving Commitments of the Revolving Lenders as of the Closing Date.

“Initial Revolving Loan”:  a Revolving Loan made by a Lender to a Borrower in respect of an Initial Revolving Commitment pursuant to Section 2.4.

“Initial Tranche B Term Loan”:  a Tranche B Term Loan made pursuant to a Tranche B Term Commitment on the Closing Date.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insurance Subsidiary”:  any Subsidiary of the Borrower engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business as may be approved by the Administrative Agent in its reasonable discretion, for the underwriting of insurance policies for the Borrower and its Subsidiaries and the respective employees, officers or directors thereof.  Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges under any intellectual property, whether owned or licensed, and whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first Business Day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto;

and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche B Term Loans, as applicable;

(c)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)                                 the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”:  (i) any purchase or other acquisition by the Borrower or any of the Restricted Subsidiaries of, or of a beneficial interest in, any Capital Stock or Indebtedness of any other Person (including any Restricted Subsidiary), (ii) any loan or advance (by way of guaranty or otherwise) constituting Indebtedness of such other Person, including any partnership or joint venture interest in such other Person (other than accounts receivable and trade credit) or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.8.  The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all Returns received by the Borrower or any Restricted Subsidiary in respect thereof.

“Issuing Lender”:  (a) MSSF, or any Affiliate thereof or, in the case of a Letter of Credit, any other Lender approved by the Administrative Agent and the Borrower, subject to such Lender’s written consent to become an “Issuing Lender” hereunder and (b) solely with respect to each Existing Letter of Credit until such Existing Letter of Credit is replaced by a new Letter of Credit, any Lender that, or any Lender whose Affiliate issued such Existing Letter of Credit (such Issuing Lender, the “Existing LC Issuing Lender”).

“Joint Bookrunners”:  the Joint Revolving Facility Bookrunners and the Joint Term Facility Bookrunners, collectively.

“Joint Lead Arrangers”:  MSSF and DB.

“Joint Revolving Facility Bookrunners”:  MSSF, DB, KBCM and HBUSA.

“Joint Term Facility Bookrunners”:  MSSF, DB, KBCM and HSI.

“Joint Venture”:  a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Joint Venture Disposition Amount” shall mean (x) with respect to any proposed Disposition pursuant to Section 7.5(x), the greater of (A) $100,000,000 and (B) 8.75% of Total Assets as of the Applicable Date of Determination if after giving effect to such Disposition, Consolidated EBITDA would not be less than prior to giving effect thereto and (y) if immediately preceding clause (x) does not apply, the greater of (A) $30,000,000 and (B) 2.50% of Total Assets as of the Applicable Date of Determination.

 “Junior Lien Intercreditor Agreement”:  a “junior lien” intercreditor agreement among the Administrative Agent, the Borrower and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt substantially consistent with the terms set forth on Exhibit I-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

“KBCM”: KeyBanc Capital Markets Inc.

“Latest Maturity Date”:  at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Tranche B Term Loan, Incremental Revolving Commitment, Incremental Revolving Loan, Extended Term Loan, Extended Revolving Commitment, Extended Revolving Loan, Refinancing Term Loan, any Refinancing Term Commitment, any Refinancing Revolving Loan or any Refinancing Revolving Commitment, in each case as extended from time to time.

“Latest Tranche B Maturity Date”:  the later of the Tranche B Maturity Date or any Incremental Term Maturity Date or any Extended Term Maturity Date, as applicable.

“Lenders”:  as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender, any Conduit Lender and any Issuing Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, “Lien” shall not be deemed to include any license or sublicense of Intellectual Property.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, except for purposes of Section 10.1, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Offer”:  as defined in Section 10.1.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  (a) with respect to the Tranche B Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans; (b) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Commitments (or, if the Revolving Commitments have terminated, the holders of more than 50% of the Total Revolving Extensions of Credit); and (c) with respect to the Incremental Tranche B Term Loans, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Tranche B Term Loans; provided that the Tranche B Term Loans, the Incremental Tranche B Term Loans, the Revolving Commitments and the Revolving Extensions of Credit of any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Facility Lenders.

“Managed Care Plans”:  all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Agreement”: the management agreement between certain of the management companies associated with the Sponsor and the Borrower as in effect on the Closing Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date.

“Management Stockholders”:  the members of management of the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, the Notes, Section 2 of the Guarantee and Security Agreement, or, taken as a whole, any of the other Loan Documents, or (c) the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or, taken as whole, the other Loan Documents.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Extension Condition”:  as defined in Section 2.24.

“Minority Investments”:  as defined in Section 7.8.

“Moody’s”:  as defined in the definition of “Cash Equivalents.”

 “Mortgaged Properties”:  the real properties and leasehold interests, if any, of any Loan Party as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  all fee mortgages, leasehold mortgages, if any, mortgage deeds, deeds of trust, deeds to secure debt, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Administrative Agent, for the benefit of the Lenders, a Lien on the Initial Mortgaged Properties and (ii) pursuant to Section 6.9(b), as amended, restated, modified, extended or supplemented from time to time.

“MSSF” Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan”:  a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, Sale Leaseback Transaction or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Sale Leaseback Transaction or Recovery Event (other than any Lien pursuant to a Security Document) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks, (iii) reasonable indemnity obligations relating thereto, (iv) in the case of any Disposition or casualty or condemnation or similar proceeding by a Non-Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition until such time as the funds are released back to the Borrower or such Restricted Subsidiary pursuant to such escrow agreement and (b) in connection with any issuance or sale of Capital Stock, capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other related fees and expenses actually incurred in connection therewith.

“Non-Bank Tax Certificate”:  as defined in Section 2.19(d).

“Non-Consenting Lender”:  as defined in Section 2.22(b).

“Non-Debt Fund Affiliate”:  an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-Indemnifiable Taxes”:  as defined in Section 2.19(a).

“Non-Loan Party Additional Term Notes”:  Additional Term Notes secured by a non-Loan Party and for which clauses (a), (d), (e) and (f) thereof need not be satisfied.

“Non-Loan Party Unrestricted Additional Term Notes”:  Unrestricted Additional Term Notes incurred by a non-Loan Party and for which clauses (a), (d) and (e) need not be satisfied.

“Non-Profit Entities”:  any entity or entities duly acquired or formed and organized by the Holdings or any Subsidiary as a not-for-profit entity under applicable state law in furtherance of the business needs of Holdings and its Subsidiaries.

“Non-U.S. Lender”:  as defined in Section 2.19(d).

“Non-Wholly-Owned Subsidiary”:  any Domestic Subsidiary (other than a Non-Profit Entity or an Insurance Subsidiary) that is not a Wholly-Owned Subsidiary.

“Not Otherwise Applied”:  with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been or concurrently will be) contingent on receipt of such amount or utilization of such amount for a specified purpose.  The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest, accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, but excluding Excluded Swap Obligations.

“Offered Amount”:  as defined in Section 2.10(c)(iv)(A).

“Offered Discount”:  as defined in Section 2.10(c)(iv)(A).

“OnCure”:  OnCure Holdings, Inc., a Delaware corporation.

“OnCure Assets Intercreditor Agreement”:  the Intercreditor Agreement dated as of October 25, 2013 by and between Wilmington Trust, National Association, as trustee under the OnCure Indenture, Wells Fargo Bank, National Association, as administrative agent under the Existing Credit Agreement and collateral agent under the security documents in connection with the Existing Credit Agreement, Wilmington Trust, National Association, as collateral agent for the noteholders under the Senior Secured Second Lien Notes Indenture, as the same may be amended, modified or waived in accordance with the terms hereof and thereof.

“OnCure Indenture”:  the amended and restated indenture dated as of October 25, 2013 by and between Wilmington Trust, National Association, as trustee, OnCure and the Persons set forth as “Guarantors” therein, as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“OnCure Notes”:  the 11-3/4% Senior Secured Notes due 2017 issued by OnCure pursuant to the OnCure Indenture in an aggregate principal amount not to exceed the amount outstanding on the Closing Date after giving pro forma effect to the purchase of all OnCure Notes tendered pursuant to the OnCure Holdings, Inc. Offer to Purchase for Cash Any and All of its Outstanding 11¾% Senior Secured Notes due 2017.

“Organizational Documents”:  of any Person, the charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Applicable Indebtedness”:  as defined in Section 2.11(b).

“Other Connection Taxes”:  with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under or enforced any Loan Document).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Entity”:  any Person of which Holdings at any time is or becomes a subsidiary on or after the Closing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Participant”:  as defined in Section 10.6(c).

“Participating Lender”:  as defined in Section 2.10(c)(iii)(B).

“Patriot Act”:  the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”:  a certificate substantially in the form of Exhibit R.

“Permitted Acquisition”:  an Acquisition by the Borrower or a Restricted Subsidiary, subject to the fulfillment of the following conditions:

(a)                                 in the case of an acquisition of Capital Stock of any entity by the Borrower or a Guarantor, such entity shall become a party to the Guarantee and Security Agreement and its Capital Stock shall be pledged to the extent required by the terms of Section 6.9 except to the extent that the portion of the fair market value of the consideration for such Acquisition that is attributable to Investments in such entities (whether or not such entities become Subsidiaries) that do not become Subsidiary Guarantors as a result of such Acquisition is treated, at the time of such Acquisition, as Investments in such entities made pursuant to Section 7.8 (other than Section 7.8(g)) and are permitted to be made thereunder at such time (it being understood that the foregoing is intended to allow an Excluded Subsidiary that becomes a Subsidiary as a result of such Acquisition, to not become a Subsidiary Guarantor as otherwise required by this clause (a), if the conditions of this clause (a) are satisfied);

(b)                                 the Acquisition must not be of a hostile nature and the Target must be engaged primarily in a business that complies with Section 7.15; and

(c)                                  as of the date of execution of an agreement in respect of such Acquisition, no Event of Default shall have occurred and be continuing or would result from such Acquisition.

“Permitted Amendments”:  as defined in Section 10.1.

“Permitted Capital Stock”:  (a) common stock of Holdings or Borrower and (b) any preferred stock of Holdings or Borrower (or any equity security of Holdings or Borrower that is convertible into or exchangeable for any preferred stock of Holdings or Borrower), so long as the terms of any such preferred stock or equity security of Holdings or Borrower, as applicable (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date (other than as a result of a change of control or similar event that, in each case, is on customary market terms negotiated in good faith by the Borrower, (iv) do not require the cash payment of dividends or interest, (v) do not contain any financial maintenance covenants, and (vi) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (iv) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

“Permitted Disposition”:  (i) any sale or discount of past due accounts receivable in the ordinary course of business; (ii) (x) any lease as lessor or license as licensor of isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business; and (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within three hundred sixty-five (365) days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Restricted Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged and provided Administrative Agent has at all times after such acquisition a perfected Lien in the replacement property with the same priority or better than the Collateral being sold or exchanged to the extent such disposed of property was Collateral.

“Permitted First Priority Additional Debt”:  as defined in Section 7.2(jj).

“Permitted First Priority Refinancing Debt”:  any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more tranches of loans (or revolving commitments in respect thereof) or one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) such Indebtedness does not mature on or prior to the date that is the Latest Tranche B Maturity Date at the time such Indebtedness is incurred or issued and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the First Lien Intercreditor Agreement, which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted First Priority Refinancing Debt in accordance with the terms thereof to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations and the holders of such Permitted First Priority Refinancing Debt.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders”:  each of (i) the Sponsor, (ii) the Management Stockholders and (iii) CPPIB and its Affiliates; provided that if the Management Stockholders own, directly or indirectly, beneficially or of record more than 10% of the outstanding voting Capital Stock of Holdings in the aggregate, the Management Stockholders shall be treated as Permitted Holders of only 10% of the outstanding voting Capital Stock of Holdings at such time.

“Permitted Liens”:  Liens permitted by Section 7.3.

“Permitted Other Debt Condition”:  such applicable debt that does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment (except (x) customary asset sale, casualty, condemnation or change of control or similar event provisions that provide for the prior repayment in full of the Loans and all other Obligations or (y) AHYDO Catch-Up Payments) or sinking fund obligations, in each case prior to the Latest Tranche B Maturity Date at the time such Indebtedness is incurred.

“Permitted Refinancing”:  modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 7.2) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a premium or penalties paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent (i) any such additional obligors are or will become a Loan Party, (ii) none of such obligors on the Indebtedness being modified, replaced, refinanced refunded, restructured, renewed or extended are Loan Parties or (iii) as otherwise permitted by Section 7.2), (c) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien (or, in the case of Lien subordination, not secured) to such Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended (as determined in good faith by the Borrower) or otherwise reasonably acceptable to the Administrative Agent, and (d) other than with respect to Indebtedness under Section 7.2(e) or (g), such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, the Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Seller Debt”:  Indebtedness of Holdings, the Borrower or any of their Restricted Subsidiaries issued to a seller as a consideration for a Permitted Acquisition.

“Permitted Second Priority Refinancing Debt”:  secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans (or revolving commitments in respect thereof); provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of

Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) a Representative acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement, and (iv) such Indebtedness meets the Permitted Other Debt Condition.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Debt”:  the collective reference to the Senior Notes and any Indebtedness incurred in reliance upon Section 7.2(ii) or (jj) that is not secured.

“Permitted Unsecured Refinancing Debt”:  unsecured Indebtedness (including any Registered Equivalent Notes) incurred by a Loan Party in the form of one or more series of senior or subordinated unsecured notes or loans (or revolving commitments in respect thereof); provided that (i) such Indebtedness satisfies the requirements in clauses (i)-(v) of the definition of “Credit Agreement Refinancing Indebtedness” and (ii) meets the Permitted Other Debt Condition.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium”:  means a fee payable in connection with the prepayment of the Initial Tranche B Term Loans (expressed as a percentage of the principal amount (other than any such principal amount prepaid with the net proceeds of any Public Offering) of Initial Tranche B Term Loans to be prepaid) equal to the amount set forth below:

(a)                                 with respect to a prepayment occurring on or prior to the first anniversary of the Closing Date, 2.0%;

(b)                                 with respect to a prepayment occurring following the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 1.0%; and

(c)                                  with respect to a prepayment occurring following the second anniversary of the Closing Date, 0.0%.

“Prepayment Trigger”:  as defined in Section 2.11(b).

“Prime Rate”:  for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Prime Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Pro Forma Basis”:  with respect to the calculation of the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, Consolidated Secured Gross Leverage Ratio, the Fixed Charge Coverage Ratio, the amount of Consolidated EBITDA or Total Assets or any other financial test or ratio hereunder, for purposes of determining the permissibility of asset sales, prepayments required pursuant to Section 2.11(b) and Section 2.11(c), the Applicable Margin and the commitment fees payable pursuant to Section

2.8, and for any other specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 7.1, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and such proposed Specified Transaction for which the calculation of any such ratio is being made and, during the period immediately following the Applicable Date of Determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of the Borrower by a Responsible Officer of the Borrower, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and the “run-rate” cost savings and synergies resulting from the Transactions or such Specified Transaction that have been or are reasonably anticipated and projected by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months of the date thereof (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements); provided that such cost savings and synergies shall not exceed, when taken together with amounts added back to Consolidated EBITDA pursuant to clause (s) of the definition thereof for the relevant period, 15% of Consolidated EBITDA for such period, before giving effect to such amounts so added back, provided that the amount of any such items that would be permitted to be included in financial statements prepared in accordance with Regulation S-X shall not be subject to such 15% limitation; provided further that, notwithstanding the foregoing, the $22,281,000 of cost savings, operating expense reductions, other operating improvements and synergies identified on page 23 of the Offering Memorandum for the Senior Notes shall not be subject to the foregoing 15% limitation, so long as such amounts referred to in this proviso are included for periods ended on or prior to December 31, 2015 net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such synergies are reasonably identifiable and projected by the Borrower in good faith to result from actions either taken or expected to be taken within eighteen (18) months after the end of the test period in which the Transactions or the Specified Transaction occurred and, in each case, certified by a Responsible Officer of the Borrower and (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.

“Pro Forma Financial Statements”:  as defined in Section 4.1(a).

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Proposed Change”:  as defined in Section 2.22(b).

“Public Company”: Holdings or any Parent Entity.

 “Public Offering”:  a public offering of Permitted Capital Stock occurring after the Closing Date.

“Purchasing Borrower Party”:  the Borrower or any Subsidiary of the Borrower that becomes an Assignees or Participant pursuant to Section 10.6(g).

“Qualifying Lender”:  as defined in Section 2.10(c)(iv)(C).

 “Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in excess of $10,000,000 in the aggregate for all such amounts in any fiscal year.

“Refinanced Debt”:  as set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing”:  as defined in Section 5.1(b).

“Refinancing Amendment”:  an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans or Refinancing Revolving Commitments incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Notes”:  Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt.

“Refinancing Revolving Commitments”:  one or more classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans”:  one or more classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Commitments”:  one or more classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Class hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans”:  one or more classes of Term Loans hereunder that result from a Refinancing Amendment.

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 10.6(b).

“Registered Equivalent Notes”:  with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation S-X”:  Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under any Letter of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche B Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale, Sale Leaseback Transaction or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that (a) in connection with a Reinvestment Event constituting an Asset Sale, no Event of Default has occurred and is continuing and (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Sale Leaseback Transaction or Recovery Event to acquire, develop, upgrade or repair assets useful in its business or in connection with a Permitted Acquisition, Investment or Capital Expenditure, substantially in the form of Exhibit E; provided, however, that to the extent that any such Net Cash Proceeds in excess of $7,500,000 are received in respect of assets constituting Collateral, such Net Cash Proceeds shall be used to acquire or repair assets that constitute Collateral or to make a Permitted Acquisition of or Investment in assets that become Collateral.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date in connection with Capital Expenditures, a Permitted Acquisition or other Investments permitted under Section 7.8 or to acquire, develop, upgrade or repair assets to be used in the Borrower’s or any Subsidiary’s business (subject to the proviso to the definition of the term “Reinvestment Notice”).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a)(i) the date occurring three hundred sixty-five (365) days after receipt of the Net Cash Proceeds from such Reinvestment Event or (ii) if within such three hundred sixty-five (365) day period the Borrower (directly or indirectly through a Subsidiary) enter into a legally binding commitment to reinvest such proceeds, the later of (x) the date occurring one hundred eighty (180) days after the date of such commitment or (y) the date occurring three hundred sixty-five (365) days after receipt of such Net Cash Proceeds and (b) the date on which the Borrower shall have determined not to, or shall have otherwise permanently ceased to, acquire or repair assets to be used and useful in the Borrower’s or any Subsidiary’s business or to use them in connection with a Permitted Acquisition or Investment with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Tranche B Term Loans”:  as defined in Section 10.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Representative”:  with respect to any series of Secured Incremental Notes, Credit Agreement Refinancing Indebtedness, any Indebtedness in respect of a Permitted Refinancing thereof, or any other Indebtedness that may from time to time become subject to an intercreditor agreement, the Person designated as “Representative” by the holders of such Indebtedness for purposes of the Loan Documents.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans, Incremental Tranche B Term Loans, Refinancing Term Loans and Extended Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer or the senior vice president of finance of Holdings or the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or senior vice president of finance of Holdings or the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds”:  as defined in Section 2.11(f).

“Return”:  with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Revolving Commitments is $125,000,000.

“Revolving Commitment Increase”:  as defined in Section 2.25.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Exposure at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility.”

“Revolving L/C Commitment”:  $25,000,000.

“Revolving L/C Disbursement”:  any payment made by an Issuing Lender pursuant to a Letter of Credit.

“Revolving L/C Exposure”:  at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of Revolving L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Revolving L/C Participants”:  in respect of any Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender in respect of such Letter of Credit.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Extensions of Credit.

“Revolving Loans”:  as defined in Section 2.4(a) and, unless the context otherwise requires, any Incremental Revolving Loan, Refinancing Revolving Loan or Extended Revolving Loan.

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  April 30, 2020, as may be extended to any Extended Revolving Termination Date.

“S&P”:  as defined in the definition of “Cash Equivalents.”

“Sale Leaseback Transaction”:  as defined in Section 7.11.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Incremental Notes”:  as defined in Section 2.25.

“Secured Obligations”:  collectively, the Obligations, the Specified Swap Obligations and the Cash Management Obligations.

“Secured Parties”: as defined in the Guarantee and Security Agreement.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents”:  the collective reference to the Guarantee and Security Agreement, the OnCure Assets Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries dated as of April 30, 2015 by and among Wilmington Trust, National Association, as trustee, the Borrower and the Persons set forth as “Guarantors” therein, as such notes may be amended in accordance with the terms hereof.

“Senior Notes”:  the 11.00% Senior Notes due 2023 issued by Borrower pursuant to the related Senior Notes Indenture, in an aggregate principal amount of (x) $360,000,000 plus (y) any capitalized interest thereon.

“Senior Secured Second Lien Note Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Secured Second Lien Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Secured Second Lien Notes”:  the 8-7/8% Senior Secured Second Lien Notes due 2017 issued by 21C (then named “Radiation Therapy Services, Inc.”) pursuant to the Senior Secured Second Lien Note Indenture related Indenture dated as of May 10, 2012 by and between Wilmington Trust, National Association, as trustee, the Borrower and the Persons set forth as “Guarantors” therein.

“Senior Subordinated Notes Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries dated as of April 20, 2010 by and between Wells Fargo Bank, National Association as trustee, the Borrower and the Persons set forth as “Guarantors” therein.

“Senior Subordinated Notes”:  the 9-7/8% Senior Subordinated Notes due 2017 issued by the Borrower (then named “Radiation Therapy Services, Inc.”) pursuant to the related Senior Subordinated Notes Indenture.

“Senior Representative”:  with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“SFRO Contribution” the contribution by Holdings to Borrower of 21C East Florida, LLC.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sold Entity or Business”:  as set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration”:  as defined in Section 2.10(c)(iv)(C).

“Solicited Discounted Prepayment Amount”:  as defined in Section 2.10(c)(iv)(A).

“Solicited Discounted Prepayment Notice”:  a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.10(c) substantially in the form of Exhibit O.

“Solicited Discounted Prepayment Offer”:  an irrevocable, written offer submitted by a responding Lender made pursuant to Section 2.10(c)(iv)(A) substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Response Date”:  as defined in Section 2.10(c)(iv)(A).

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person on a going concern basis will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Discount”:  as defined in Section 2.10(c)(ii)(A).

“Specified Discount Prepayment Amount”:  as defined in Section 2.10(c)(ii)(A).

“Specified Discount Prepayment Notice”:  a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.10(c) substantially in the form of Exhibit M.

“Specified Discount Prepayment Response”:  the irrevocable written response by each Lender, substantially in the form of Exhibit N to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”:  as defined in Section 2.10(c)(ii)(A).

“Specified Discount Proration”:  as defined in Section 2.10(c)(ii)(C).

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Agent, Lender or Affiliate thereof (or any Person that was an Agent, a Lender or an Affiliate of an Agent or a Lender at the time such Swap Agreement was entered into).

“Specified Swap Obligations”:  with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Specified Swap Agreements; provided that, for purposes of determining any obligations of any Guarantor under the Guarantee and Security Agreement, the definition of “Specified Swap Obligations” shall not create any guarantee by such Guarantor of (or any grant of security interest by any Guarantor to support, if such grant of security interest would be illegal as described in the definition of “Excluded Swap Obligation”) any Excluded Swap Obligations of such Guarantor.

“Specified Transaction”:  any (a) disposition of all or substantially all the assets of or all the Capital Stock of any Restricted Subsidiary of the Borrower or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries of the Borrower for which historical financial statements are available, (b) Permitted Acquisitions, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Borrower, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor”:  Vestar Capital Partners V, L.P. and its Affiliates.

“Stated Amount”: as to any Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Submitted Amount”:  as defined in Section 2.10(c)(iii)(A).

“Submitted Discount”:  as defined in Section 2.10(c)(iii)(A).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Restricted Subsidiary or Subsidiaries of the Borrower.  Notwithstanding anything else herein to the contrary, the definition of Subsidiary shall not include Non-Profit Entities.

“Subsidiary Guarantor”:  each direct or indirect Restricted Subsidiary of the Borrower, other than an Excluded Subsidiary (unless any such Excluded Subsidiary actually complies with all applicable provisions of the Loan Documents, including Section 6.9, that are applicable to Subsidiary Guarantors), that executes the Guarantee and Security Agreement or a supplement thereto.

“Survey”:  ATLA surveys with respect to each Mortgaged Property provided, however, that a survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverage in the applicable title insurance policy.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Obligation”:  with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Exposure”:  an obligation to make a Revolving Loan pursuant to Section 2.7(b).

“Swingline Lender”:  MSSF, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6(a).

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agent”: KBCM, in its capacity as Syndication Agent hereunder.

“Target”:  any Person or any division or line of business of a Person, more than 50.1% of the outstanding Capital Stock or all or substantially all of the assets (or any substantial part for which financial statements or other customary financial information is available) of which (together with any existing owned interests or assets), are proposed to be acquired by the Borrower or any of the Restricted Subsidiaries in connection with a Permitted Acquisition.

“Taxes”:  as defined in Section 2.19(a).

“Term Commitment”:  a Tranche B Term Commitment, an Incremental Term Commitment or a Refinancing Term Commitment.

“Term Loans”:  the Initial Tranche B Term Loans and, unless the context otherwise requires, any Incremental Tranche B Term Loan, Refinancing Term Loan or Extended Term Loan.

“Third Party Payor Programs”:  all third party payor programs in which the Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Title Company”:  any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Total Assets”:  at any date, the total amount of assets of the Borrower and its consolidated subsidiaries as of the end of the month immediately preceding such date.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments, the Incremental Revolving Commitments, the Refinancing Revolving Commitments and the Extended Revolving Commitments of the Lenders then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders, the Incremental Revolving Extensions of Credit of the Incremental Revolving Lenders, the Refinancing Revolving Extensions of Credit of the Refinancing Revolving Lenders and the Extended Revolving Extensions of Credit of the Extending Revolving Lenders outstanding at such time.

“Tranche B Maturity Date”:  April 30, 2022, as may be extended to any Extended Term Maturity Date.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A, as the same may be reduced pursuant to the terms hereof.  The original aggregate amount of the Term Commitments is $610,000,000.

“Tranche B Term Facility”:  set forth in the definition of “Facility.”

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or holds a Tranche B Term Loan.

“Tranche B Term Loan”:  a Loan made pursuant to a Tranche B Term Commitment.

“Transaction Bonuses”:  any bonuses payable to any officer or employee of Holdings or any of its Subsidiaries (including any Person who becomes an officer or employee of any Group Member in connection with a Permitted Acquisition) in connection with any Permitted Acquisition in an aggregate amount not exceeding $10,000,000 in any four fiscal quarter period most recently ended.

“Transactions”:  the payment of the Closing Costs, the Refinancing, the Financing Transactions and the other transactions contemplated thereby.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Additional Term Notes”:  first priority senior secured loans or notes and/or junior lien secured loans or notes and/or unsecured loans or notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of Unrestricted Incremental Indebtedness; provided that (a) such Unrestricted Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the corresponding Class of Term Loans of the Borrower and Commitments hereunder, (b) the Unrestricted Additional Term Notes have a final maturity date that is on or after the then existing Latest Tranche B Maturity Date with respect to the Term Loans of the corresponding Class and a Weighted Average Life to Maturity (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans) equal to or longer than the remaining Weighted Average Life to Maturity of the corresponding Class of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) the covenants, events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) of such Unrestricted Additional Term Notes, shall be on market terms at the time of issuance (as determined in good faith by the

Borrower) of the Unrestricted Additional Term Notes, (d) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed the Obligations and (e) if such Unrestricted Additional Term Notes are secured, (i) the obligations in respect thereof shall not be secured by liens on the assets of the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (ii) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agent, in each case taken as a whole (as determined by the Borrower) and (iii) it shall be subject to a customary intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable (it being understood that the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Additional Term Notes as Additional Term Notes if at the time of such redesignation, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated in accordance with the definition thereof (for purpose of clarity, with any such redesignation having the effect of increasing such Borrower’s ability to incur Unrestricted Incremental Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated)); provided that to the extent the Unrestricted Additional Term Notes consist of term loans that have a Lien on Collateral that is pari passu in right of security with the Lien on the Collateral securing the Initial Tranche B Term Loans, the Tranche B Term Loans shall be subject to adjustment (if applicable) set forth in the proviso to clause (iii) of Section 2.25(d) as if such Unrestricted Additional Term Notes were Incremental Tranche B Term Loans.

“Unrestricted Incremental Indebtedness”:  as defined in Section 2.25.

“Unrestricted Subsidiary”:  (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the Closing Date and (c) any Subsidiary of the Borrower set forth on Schedule 6.11.

“Unsecured Incremental Notes”:  as defined in Section 2.25(a).

“Voting Stock”:  of any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time (provided that in the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s and the Subsidiaries’ consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made and until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred (“Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC)), (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c)                                  Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

(d)                                 With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the prepayments required pursuant to Section 2.11 and the Applicable Margin or Commitment Fee Rate in respect of such period or determining compliance with any financial test or ratio hereunder (including any incurrence test) or for any other purpose hereunder, calculation of the Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Gross Leverage Ratio, Consolidated EBITDA, Total Assets and the Consolidated Leverage Ratio with respect to such period shall be made on a Pro Forma Basis.

(e)                                  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(f)                                   In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Section 7, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(g)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(h)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1                               Tranche B Term Commitments.

(a)                                 Subject to the terms and conditions hereof, each Tranche B Term Lender with a Tranche B Term Commitment severally agrees to make an Initial Tranche B Term Loan to the Borrower on the Closing Date in a principal amount equal to its Tranche B Term Commitment.

(b)                                 Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2                               Procedure for Tranche B Term Loan Borrowings.  The Borrower shall give the Administrative Agent notice substantially in the form of Exhibit H-1 (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, one (1) Business Day prior to the anticipated Closing Date (or such later time as is reasonably acceptable to the Administrative Agent) or, in the case of Tranche B Term Loans to be made as Eurodollar Loans, three (3) Business Days prior to the anticipated Closing Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans to be made on the Closing Date.  Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Tranche B Term Lender thereof.  Not later than 1:00 P.M., New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its new term loan being made as a Tranche B Term Loan on the Closing Date.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts of Tranche B Term Loans made available on the Closing Date to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

2.3                               Repayment of Tranche B Term Loans.  The Borrower shall repay the Tranche B Term Loans in installments on each March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2015 and ending on the Tranche B Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Tranche B Maturity Date, 0.25% of the aggregate principal amount of Tranche B Term Loans made on the Closing Date and (ii) in the case of the installment due on the Tranche B Maturity Date, the entire remaining balance of the Tranche B Term Loans; provided that any such installment may be reduced as a result of a prepayment in accordance with Section 2.17(b).

2.4                               Revolving Commitments.

(a)                                 Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the Revolving L/C Exposure at such time and, (ii)

the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)                                 The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5                               Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H-2 (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 A.M., New York City time, on or prior to the same day as the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Revolving Commitments of all Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6                               Swingline Commitment.

(a)                                 Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)                                 The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least ten (10) days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7                               Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)                                 Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing, substantially in the form of Exhibit H-3 (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 A.M., New York City time, on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent, if any (up to the amount available in each such account), in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans, on a weekly basis or as otherwise determined by the Administrative Agent.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Revolving Lender shall not be required to make a Loan referred to in Section 2.7(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.7(c) if (x) a Default shall have occurred and was continuing at the time such Swingline Loan was made and (y) such Revolving Lender shall have notified the Swingline Lender in writing, not less than one (1) Business Day before such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not refund or participate in any Swingline Loans made while such Default exists.

2.8                               Commitment Fees, Etc.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender; provided, however, solely for purposes of this calculation, an amount equal to such Lender’s Revolving Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Revolving Commitment) during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

2.9                               Termination or Reduction of Commitments.

(a)                                 The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (which may be conditional), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments.

(b)                                 The Tranche B Term Commitments shall terminate upon funding thereof on the Closing Date.  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date.

2.10                        Optional Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay the Loans, in whole or in part, accompanied by the Prepayment Premium (if applicable), upon notice (which may be conditional) substantially in the form of Exhibit H-6 delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one (1) Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (subject to any conditions contained therein), together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may prepay any borrowing of any Class of non-extended Term Loans pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Term Loans.

(b)                                 [Reserved].

(c)                                  Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, so long as (A) no Event of Default has occurred and is continuing and (B) no proceeds of Revolving Loans are used therefore, the Loan Parties and their respective Subsidiaries may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or any Loan Party or Subsidiary of any Loan Party purchases any Term Loans, such Term Loans shall be immediately cancelled) on the following basis:

(i)                                     Any Loan Party or any of its Subsidiaries shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.10(c).

(ii)                                  (A)  Any Loan Party or any of its Subsidiaries may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent five (5) Business Days’ notice substantially in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (x) below, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice by the applicable Loan Party or the Subsidiary to the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(B)                               Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(C)                               If there is at least one Discount Prepayment Accepting Lender, the relevant Loan Party or Subsidiary will make a prepayment of outstanding Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (B) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Loan Party or Subsidiary of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Loan Party and such Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Loan Party or Subsidiary shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x)) below).

(iii)                               (A)  Any Loan Party or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Loan Party or such Subsidiary (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (x) below, each such solicitation by any Loan Party or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended by notice from the Loan Party or Subsidiary to the Auction Agent) (the “Discount Range Prepayment Response Date”).  Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify one or more (but no more than three for any Lender) discounts to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(B)                               The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (B).  The relevant Loan Party or Subsidiary agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (C)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C)                               Subject to subsection (x) below, if there is at least one Participating Lender, the relevant Loan Party or Subsidiary will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Loan Party or Subsidiary of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the

Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Loan Party or Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Loan Party or Subsidiary shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv)                              (A)  Any Loan Party or any of its Subsidiaries may from time to time solicit offers for discounted prepayments by providing the Auction Agent with five (5) Business Days’ notice in substantially the form of a Solicited Discounted Prepayment Notice in the form of Exhibit O; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Loan Party or Subsidiary is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (x) below, each such solicitation by any Loan Party or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer in the form of Exhibit P to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice from the Loan Party or Subsidiary to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”).  Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both one or more (but no more than three) discounts to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(B)                               The Auction Agent shall promptly provide the relevant Loan Party or Subsidiary with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  Such Loan Party or such Subsidiary shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Loan Party or Subsidiary in its sole discretion (the “Acceptable Discount”), if any.  If the Loan Party or Subsidiary elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, in no event later than by the third (3rd) Business Day after the date of receipt by such Loan Party or such Subsidiary from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (B) (the “Acceptance Date”), the Loan Party or Subsidiary may submit an Acceptance and Prepayment Notice to the Auction

Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice in the form of Exhibit J from the Loan Party or Subsidiary by the Acceptance Date, such Loan Party or such Subsidiary shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C)                               Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Loan Party or Subsidiary at the Acceptable Discount in accordance with this Section 2.10(c)(iv).  If the Loan Party or Subsidiary elects to accept any Acceptable Discount, then the Loan Party or Subsidiary agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Loan Party or Subsidiary may prepay outstanding Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Loan Party or Subsidiary of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Loan Party or such Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Loan Party or such Subsidiary shall be due and payable by such Loan Party or such Subsidiary on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v)                                 In connection with any Discounted Loan Prepayment, the Loan Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from a Loan Party or Subsidiary in connection therewith.

(vi)                              If any Loan is prepaid in accordance with paragraphs (ii) through (iv) above, a Loan Party or Subsidiary shall prepay such Loans on the Discounted Prepayment Effective Date without premium or penalty.  The relevant Loan Party or Subsidiary shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Funding Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments.  The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Loans pursuant to this Section 2.10(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective pro rata share.  The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.  In connection with each prepayment pursuant to this Section 2.10(c), each relevant Loan Party and Lender shall render customary “big boy” letters to each other and the Auction Agent regarding Excluded Information.

(vii)                           To the extent not expressly provided for herein, each Discounted Loan Prepayment (which for the avoidance of doubt, shall not include any open market purchases of Loans or Commitments otherwise permitted by the terms hereof) shall be consummated pursuant to procedures consistent with the provisions in this Section 2.10(c) or as otherwise established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)                        Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.10(c), to the extent the Administrative Agent is the Auction Agent, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)                              Each of the Loan Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.10(c) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.10(c) as well as activities of the Auction Agent.

(x)                                 Each Loan Party and any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date.

(xi)                              Any failure by such Loan Party or such Subsidiary to make any prepayment to a Lender, pursuant to this Section 2.10(c) shall not constitute a Default or Event of Default under Section 8 or otherwise.

(xii)                           To the extent the Auction Agent is required to deliver notices or communicate such other information to the Lenders pursuant to this Section 2.10(c), the Auction Agent will work with the Administrative Agent (and the Administrative Agent will cooperate with the Auction Agent) in order to procure the delivery of such notices and/or the communication of such information to the applicable Lenders.

(xiii)                        Nothing in this Section 2.10(c) shall require the Loan Parties or any of their Subsidiaries to undertake any Discounted Loan Prepayment.

2.11                        Mandatory Prepayments.

(a)                                 If Indebtedness shall be issued or incurred by any Loan Party (i) not permitted to be incurred or issued pursuant to Section 7.2 or (ii) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of the Term Loans, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied as soon as practicable but in any event within five (5) Business Days after such issuance or incurrence toward the prepayment of the Term Loans on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Tranche B Term Loan) as set forth in Section 2.11(d); provided, that all prepayments under this Section 2.11(a) shall be accompanied by the Prepayment Premium, if applicable.

(b)                                 Subject to clause (e) below, if on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, the amount of such Net Cash Proceeds shall be applied as soon as practicable but in any event within ten (10) days after the date of receipt thereof toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d) on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Tranche B Term Loan); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d); provided, further, that with respect to any prepayment event referenced in this paragraph (b), (i) the Borrower shall not be obligated to make any prepayment otherwise required by this paragraph (b) unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale and Recovery Events, after giving effect to the reinvestment rights set forth herein, exceeds $7,500,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger) and (ii) the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase First Lien Senior Secured Notes or any other Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Other Applicable Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Cash Proceeds pursuant to this Section 2.11(b) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Tranche B Term Loans required to be prepaid pursuant to this paragraph (b) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness required to be prepaid pursuant to the terms of the documents governing such Other Applicable Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph.

(c)                                  Subject to clause (e) below, if, for any fiscal year of the Borrower commencing with that portion of the fiscal year ending December 31, 2015 which begins on the first day of the first full fiscal quarter after the Closing Date (and for each fiscal year of Borrower thereafter), there shall be Excess Cash

Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans made during such fiscal year (or at the option of the Borrower, after the end of such fiscal year but prior to the Excess Cash Flow Application Date; provided that any such prepayment of the Revolving Loans and Swingline Loans shall only operate to reduce the required prepayments of Term Loans under this Section 2.11(c) once) to the extent accompanying permitted optional reductions of the Revolving Commitments and the aggregate amount of cash used for all optional prepayments of Term Loans made during such fiscal year (or at the option of the Borrower, after the end of such fiscal year but prior to the Excess Cash Flow application Date; provided that any such prepayment of the Term Loans shall only operate to reduce the required prepayments of Term Loans under this Section 2.11(c) once), toward the prepayment of any Term Loans as set forth in Section 2.11(d) on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Tranche B Term Loan).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent and (ii) the date such financial statements are actually delivered.

(d)                                 The application of any prepayment of Tranche B Term Loans pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans; provided that, if such application would be inconsistent with Section 2.17(b), then Section 2.17(b) shall apply.  Each prepayment of Tranche B Term Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and by any amounts payable pursuant to Section 2.20.

(e)                                  Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary or Domestic Foreign Holding Company giving rise to a prepayment pursuant to Section 2.11(b) (a “Foreign Disposition”), the Net Cash Proceeds of any such prepayment event pursuant to Section 2.11(b) from a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational or constitutive documents or any agreement or (z) subject to other onerous organizational or administrative impediments, from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be taken into account in measuring the Borrower’s obligation to repay Term Loans as provided in Section 2.11(b) or (c), as the case may be, and instead, such amounts may be retained by the applicable Foreign Subsidiary or Domestic Foreign Holding Company and (ii) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Prepayment Event or Excess Cash Flow would have an adverse tax cost consequence (other then a de minimus tax consequence) with respect to such Net Cash Proceeds or Excess Cash Flow (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so Holdings, the Borrower, any Restricted Subsidiary or any of their respective Affiliates and/or equity partners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax(other than a de minimus tax liability, de minimis tax dividend, de minimis deemed dividend or de minimis withholding tax, respectively), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary or Domestic Foreign Holding Company.  The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f)                                   In connection with (i) any optional prepayment of borrowings hereunder, the Borrower making the prepayment or (ii) any mandatory prepayment of borrowings hereunder, the Borrower making the prepayment shall, in each case, subject to the provisions of this paragraph and paragraph (d) of this Section, select the borrowing or borrowings to be prepaid and shall specify such selection in the notice of such prepayment.  The Administrative Agent will promptly notify each Lender holding the applicable Class of Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.  Each such Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (b) or (c) of this Section 2.11 by providing notice to the Administrative Agent at or prior to the time of such prepayment; provided that for the avoidance of doubt, no Lender may reject any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness.  Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(g)                                  Notwithstanding anything herein to the contrary, the Lenders holding any Initial Tranche B Term Loans shall always be entitled to pro rata payment in respect of such Initial Tranche B Term Loans.

2.12                        Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit H-5 no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan in excess of one month when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan in excess of one month under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph or (ii) if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13                        Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than twelve Eurodollar Tranches shall be outstanding at any one time plus two for each additional Incremental Loan.

2.14                        Interest Rates and Payment Dates.

(a)                                 Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan, including any Swingline Loan, shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (y) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (z) in the case of Reimbursement Obligations in respect of a Revolving L/C Disbursement, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15                        Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a three hundred sixty- (360-) day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a three hundred sixty five- (365-) (or three hundred sixty-six- (366-), as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16                        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17                        Pro Rata Treatment and Payments.

(a)                                 Except as otherwise provided herein from time to time, each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Commitments or Revolving Commitments, as the case may be, of the relevant Lenders.  Except as otherwise provided herein from time to time, each payment by the Borrower on account of commitment fees hereunder shall be made pro rata according to the respective Revolving Commitments of the relevant Lenders.

(b)                                 Except as otherwise provided herein from time to time, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B Term Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Tranche B Term Loans then due to the Tranche B Term Lenders.  The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans as directed by the Borrower by notice to the Administrative Agent (and absent such notice, in direct order of maturity thereof).  Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(c)                                  Except as otherwise provided herein from time to time, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Revolving Loans then due to the Revolving Lenders.

(d)                                 All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the applicable Lenders (or, in the case of amounts payable to them, to the Swingline Lender or Issuing Lender, or, in the case of amounts payable to it, retained by the Administrative Agent) promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding

Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)                                   Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18                        Requirements of Law.

(a)                                 If any Change in Law shall:

(i)                  shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five (5) Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments or participations in Letters of Credit hereunder, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(d)                                 This Section 2.18 shall not apply to taxes, which shall be governed by Section 2.19.

2.19                        Taxes.

(a)                                 Unless required by a Requirement of Law, all payments made by any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including any interest, additions to tax or penalties applicable thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding (i) net income Taxes (however denominated) and franchise Taxes (imposed in lieu of net income Taxes), in each case, (x) imposed on the Administrative Agent or any Lender by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal lending office is located, or in the case of any Lender, in which its applicable lending office is located or (y) that are Other Connection Taxes and (ii) any branch profits taxes imposed by the United States of America under Section 884 (a) of the Code or any similar taxes, imposed by any jurisdiction described in (i) (clauses (i) and (ii), the “Excluded Taxes”).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required by law to be withheld by an applicable withholding agent from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased by the applicable Loan Party to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable under the applicable Loan Document at the rates or in the amounts specified therein, provided, however that a Loan Party shall not be required to increase any such amounts payable to any recipient with respect to any Non-Excluded Taxes (A) that are attributable to such recipient’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section 2.19, (B) that are United States federal withholding Taxes imposed on amounts payable to such recipient pursuant to any Requirement of Law in effect at the time such recipient becomes a party to this Agreement (or designates a new lending office other than a designation pursuant to Section 2.21 at the request of the Borrower), except to the extent that such recipient or its assignor (if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, or (C) that are United States federal withholding Taxes that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements for avoiding all withholding Taxes under FATCA (clauses (A), (B) and (C), the “Non-Indemnifiable Taxes”).  Nothing contained in this Section 2.19(a) shall require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an original official receipt received by the Loan Parties showing payment thereof.  If any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, additions to tax and penalties, and any reasonable expenses arising therefrom or in respect thereto that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)                                 Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two (2) executed original copies of either U.S. Internal Revenue Service Form W-8BEN-E, W-8ECI or W-8EXP, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (a “Non-Bank Tax Certificate”) and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all applicable payments by the Borrower under this Agreement and the other Loan Documents.  Any Non-U.S. Lender that is a partnership for U.S. federal income tax purposes or otherwise not the beneficial owner (i.e., who has sold a participation) shall deliver to the Borrower and the Administrative Agent two (2) executed original copies of U.S. Internal Revenue Service Form W-8IMY, together with the applicable Form W-8, Form W-9 and other required attachments, and, in the case of any beneficial owner claiming the “portfolio interest” exemption, a Non-Bank Tax Certificate (provided that, in the case of a Non-U.S. Lender that is a partnership (and not a participating Lender), any Non-Bank Tax Certificate may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)).  Any forms described above shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction and shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender that is entitled to an exemption from or reduction of any withholding tax other than U.S. federal withholding tax, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                                   If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any taxes imposed on such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority but only if such repayment is required because the initial refund was permitted in error.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Party or any other Person.

(g)                                  At the times specified in Section 2.19(d), each Lender (or Transferee) that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code shall deliver two properly completed and duly signed original copies of IRS Form W-9 or any successor form that such Lender is entitled to provide at such time, in order to qualify for an exemption from United States backup withholding requirements.  If such Lender fails to deliver such forms, then the Administrative Agent may, notwithstanding Section 2.19(a), deduct and withhold from any applicable payment to such Lender or Transferee an amount equivalent to the applicable backup withholding tax imposed by the Code.

(h)                                 If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i)                                     The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j)                                    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19, include any Swingline Lender, any Conduit Lender and any Issuing Lender.

2.20                        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender which is submitted within one hundred and eighty (180) days of the incurrence of any loss or expense covered by this Section 2.20 with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided, further, that nothing in this Section 2.21 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22                        Replacement of Lenders.

(a)                                 The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) defaults in its obligation to make Loans hereunder, or is otherwise a Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (whether or not then due), (iv) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated  (and thereafter, to the extent related to such earlier time), the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in connection with the replacement of a Lender pursuant to clause (A) above, such replacement results in a reduction of the amounts owing pursuant to Section 2.18 or 2.19(a).

(b)                                 If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) (or, in the case of a consent, waiver or amendment involving directly and adversely affected Lenders, at least 50.1% of such directly and adversely affected Lenders) to such Proposed Change is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (i) the Administrative Agent, or a Person or Persons reasonably acceptable to the Administrative Agent, to the extent the Administrative Agent’s consent would otherwise be required in connection with an assignment of such Loans, shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to the Administrative Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption or (ii) terminate the Commitment of such Lender or Issuing Lender, as the case may be, and (1) in the case of a Lender (other than an Issuing Lender), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Lender, repay all Obligations of the Borrower owing to such Issuing Lender relating to the Loans and participations held by the Issuing Lender as of such termination date and cancel or backstop on terms satisfactory to such Issuing Lender any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders and terminated Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.20 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.  If the Proposed Change constitutes a reduction, elimination or postponement of the Prepayment Premium in respect of any Loans held by such Non-Consenting Lender, the Borrower shall pay to such Non-Consenting Lender the Prepayment Premium (if any) as if the outstanding Loans of such Non-Consenting Lender were prepaid in their entirety on the date of the consummation of such assignment.

2.23                        Limitation on Additional Amounts, Etc.  Notwithstanding anything to the contrary contained in Sections 2.18 and 2.19 of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one hundred eighty (180) days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Loan Parties pursuant to Sections 2.18 and 2.19, as the case may be, to the extent the costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one hundred eighty (180) days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Sections 2.18 and 2.19, as the case may be; provided, that if the circumstances giving rise to such claim is retroactive, then such one hundred eighty- (180-) day period referred to above shall be extended to include the period of retroactive effect thereof.  This Section 2.23 shall have no applicability to any Section of this Agreement other than Sections 2.18 and 2.19.

2.24                        Extensions of Term Loans and Revolving Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by (i) the Borrower to all Lenders of Term Loans of the applicable Class with a like maturity date or (ii) the Borrower to all Lenders with Revolving Commitments of the applicable Class with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments (the extension date of any such Extension (as defined below), the “Extended Revolving Termination Date” or “Extended Term Maturity Date,” as applicable) and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule, optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the Initial Tranche B Term Loans and the Initial Revolving Commitments (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied (or waived):

(i)                  except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer and which shall be no earlier than the maturity date of the Class of Revolving Commitments for which such Extension Offer was made), the Revolving Commitment of any Revolving Loan Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall have covenants, events of default and guarantees, if not consistent with the terms of the Revolving Commitments, which shall not be materially more restrictive to the Loan Parties (as reasonably determined in good faith by the Borrower), when taken as a whole, than the terms of the Revolving Commitment unless (x) the Revolving Lenders receive the benefit of such more restrictive terms or (y) any such provisions apply after the Revolving Termination Date (as determined in good faith by the Borrower); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis or less with all other Revolving Commitments, (2) all Letters of Credit shall be participated on a pro rata basis or less by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any Initial Revolving Commitments) which have more than four different maturity dates,

(ii)               except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Tranche B Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender,” and together with Extending Revolving Lenders, “Extending Lenders”) extended pursuant to any Extension (“Extended Term Loans”) shall have covenants, events of default and guarantees, if not consistent with the terms of the Term Loans, which shall not be materially more restrictive to the Loan Parties (as reasonably determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Tranche B Maturity Date),

(iii)            the final maturity date of any Extended Term Loans shall be no earlier than the Latest Tranche B Maturity Date of the Class of Term Loans for which such Extension Offer was made and at no time shall the Term Loans (including Extended Term Loans) have more than six different maturity dates,

(iv)           the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (without giving effect to amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans or amortization changes),

(v)              if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Tranche B Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Tranche B Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Tranche B Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer,

(vi)           all documentation in respect of such Extension shall be consistent with the foregoing, and

(vii)        any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 or 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(c)                                  No consent of any Lender or any Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (ii) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Lender unless such Issuing Lender is permitted by the documentation governing such Extension to not act as Issuing Lender for any Extended Revolving Commitments.  All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Loan Parties as may be necessary or advisable in order to establish new Classes in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary, advisable or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24.  In addition, any such amendment shall provide that, to the extent consented to by the Issuing Lender, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extended Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Commitments are available to participate in any such Letters of Credit.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans or Extended Revolving Commitments so that such maturity date is extended to the latest termination date of any Extended Term Loans or Extended Revolving Commitments (or such later date as may be advised by local counsel to the Administrative Agent).  No Lender shall be required to participate in any Extension.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

2.25                        Incremental Credit Extensions.

(a)                                 The Borrower may at any time or from time to time after the Closing Date (on one or more occasions), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), without having to seek consent from the Lenders, request (a) one or more increases of the Tranche B Term Loans or one or more additional tranches of term loans (each such increase or additional tranche, the “Incremental Tranche B Term Loans”), (b) one or more increases in the amount of an existing Class of Revolving Commitments (each such increase, a “Revolving Commitment Increase”) or one or more additional Tranches of revolving commitments (each, an “Incremental Revolving Facility”) and (c) in lieu of Incremental Tranche B Term Loans, any Incremental Revolving Facility and/or Revolving Commitments Increases, issue pari passu or junior secured loans or notes (“Secured Incremental Notes”) and/or unsecured loans or notes (“Unsecured Incremental Notes” and together with any Secured Incremental Notes, “Incremental Equivalent Debt”), and Incremental Equivalent Debt, together with any Incremental Tranche B Term Loans, any Incremental Revolving Facility and any Revolving Commitment Increase, referred to herein as a “Credit Increase”) or any combination thereof in an aggregate amount not to exceed (x) with respect to the Incremental Revolving Facilities only, $25,000,000, plus (y) an unlimited amount; provided that solely with respect to clause (y), the Consolidated Secured Gross Leverage Ratio (determined on a Pro Forma Basis after giving effect to such Credit Increase and any contemplated use of the proceeds thereof, including any prepayment of Indebtedness and any potential Acquisition or Investment in connection therewith, but assuming, solely for purposes of such calculation under this Section 2.25 and for the definition of Additional Term Notes in the case of clause (3) below and not for any other purpose hereunder at the time of incurrence thereof (1) that a borrowing of the maximum amount of Incremental Revolving Loans and/or Revolving Loans available thereunder after giving effect to such Incremental Revolving Facility and/or Revolving Commitment Increase and (2) that all Indebtedness under such Credit Increases is secured) shall not exceed 3.40:1.00; provided, however, that at the option of the Borrower, any such unfunded Credit Increase may instead be tested at the time of the initial funding thereof in lieu of testing at the time of entering into such unfunded commitment plus (z) the amount of any voluntary prepayments of Term Loans and voluntary reductions of Revolving Commitment to the extent such voluntary prepayment or voluntary reduction is not funded with long term Indebtedness (including, for the avoidance of doubt, the proceeds of any Credit Increase); provided further that upon the effectiveness of any Incremental Facility Amendment referred to below, no Event of Default shall exist and at the time that any such Credit Increase is made (and immediately after giving effect thereto), provided that if such Credit Increase is executed in connection with a Permitted Acquisition or other permitted Investment, at the option of the lenders providing such Credit Increase, the documentation relating thereto may modify such restrictions consistent with customary “SunGard” provisions; provided, further, that for the avoidance of doubt, the Incremental Tranche B Term Loans, Revolving Commitment Increase and Incremental Equivalent Debt may be incurred pursuant to clause (y) prior to the utilization of any amounts under clause (x) or (z) above even if incurred substantially contemporaneously therewith and the amounts incurred or deemed incurred pursuant to clauses (x) or (z) substantially simultaneously with an incurrence pursuant to such clause (y) shall not be included in the calculation of such clause (y); provided further that any such Indebtedness incurred pursuant to clause (x) and (z) above is hereinafter referred to as the “Unrestricted Incremental Indebtedness”; it being understood and agreed that (I) the Borrower shall designate any such Indebtedness as Unrestricted Incremental Indebtedness on or prior to the date of such incurrence by notice to the Administrative Agent and (II) the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Incremental Indebtedness as being incurred pursuant to such clause (y) if, at the time of such redesignation, the Borrower would be permitted to incur under this Section 2.25(a) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated).

(b)                                 Each Credit Increase shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 on no more than two occasions if such amount is not less than $1,000,000 on each such occasion, and such amount may be a lesser amount if such amount represents all remaining availability under the limit set forth above).

(c)                                  (i) Each of the Incremental Tranche B Term Loans and the Incremental Revolving Facility may rank pari passu in right of security with the Revolving Loans and the Tranche B Term Loans (it being understood and agreed that any such Incremental Tranche B Term Loans and Incremental Revolving Facility may be secured solely by the Collateral and may be guaranteed solely by the Guarantors), (ii) the Secured Incremental Notes may rank pari passu or junior in right of security with the Revolving Loans and the Tranche B Term Loans and (iii) the Unsecured Incremental Notes shall be unsecured; provided with respect to any Secured Incremental Notes, (x) such Secured Incremental Notes shall be secured solely by the Collateral and (y) an intercreditor agreement shall be entered into with the Representative of such providers of such Secured Incremental Notes substantially consistent with the terms set forth in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and (ii) if guaranteed, shall be guaranteed solely by the Guarantors.

(d)                                 The Incremental Tranche B Term Loans or Incremental Equivalent Debt, as the case may be, (i) shall not mature earlier than the Tranche B Maturity Date and shall have a Weighted Average Life to Maturity (pursuant to such amortization schedules as may be determined by the Borrower and the lenders thereof) that is no shorter than the then-remaining Weighted Average Life to Maturity of the Tranche B Term Loans calculated without giving effect to prepayments of any amortization thereof, (ii) except as set forth above, all other terms of such Incremental Tranche B Term Loans if not consistent with the terms of the existing Tranche B Term Loan Facility shall be as agreed between the Borrower and the lenders providing such Credit Increase, (iii) will accrue interest at rates determined by the Borrower and the lenders providing such Credit Increase; provided that with respect to any Incremental Tranche B Term Loans and Incremental Equivalent Debt (to the extent such Incremental Equivalent Debt is in the form of secured term loans), in each case secured on a pari passu basis with the Initial Tranche B Term Loans, the all-in yield (which shall be determined by including interest rate margins, original issue discount (based on a four-year average life to maturity), upfront fees (which shall be deemed to constitute like amounts of original issue discount) or LIBOR/ABR floors (but only to the extent an increase in the interest rate floor in the Initial Tranche B Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Tranche B Term Loans shall be increased to the extent of such differential between interest rate floors), but excluding arrangement, underwriting, structuring, commitment, amendment or similar fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) applicable to any Incremental Tranche B Term Loans (and, if applicable, Incremental Equivalent Debt) will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) for the Initial Tranche B Term Loans, unless the interest rate margins (or LIBOR/ABR floors) with respect to the Initial Tranche B Term Loan is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Tranche B Term Loans (or such Incremental Equivalent Debt, as the case may be) and the corresponding all-in yield on the Initial Tranche B Term Loans minus 0.50%.

Each Incremental Revolving Facility shall be subject to substantially the same terms as the Initial Revolving Commitments (other than pricing, fees, maturity and other immaterial terms which shall be determined by the Borrower and the lenders providing such Incremental Revolving Facility); provided that no Incremental Revolving Facility shall have a final maturity date earlier than the then existing Latest Maturity Date with respect to Initial Revolving Commitments.

(e)                                  Incremental Tranche B Term Loans may be made, and Incremental Revolving Facilities and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that in the case of a Revolving Commitment Increase, each Issuing Lender shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Revolving Commitment Increases, if such consent would be required under Section 10.6 for an assignment of Revolving Commitments to such Additional Lender.  Commitments in respect of Credit Increases (other than in connection with Incremental Equivalent Debt) shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any and the Administrative Agent.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions and intent of this Section 2.25 and the application of the proceeds thereof.  No Lender shall be obligated to provide any Credit Increases, unless it so agrees.  The Borrower may use the proceeds of each Credit Increase for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Credit Increase.  Any Incremental Tranche B Term Loans, Incremental Revolving Facilities and Revolving Commitment Increase and Incremental Equivalent Debt made pursuant to this Section 2.25 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent.  In connection with the foregoing, the extent reasonably requested by the Lenders providing the Credit Increase, the Administrative Agent shall receive board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1, and, to the extent required by Section 6.9, legal opinions consistent with those delivered on the Closing Date (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

Upon each Revolving Commitments Increase pursuant to this Section 2.25, each Revolving Lender with respect to such Class of Revolving Commitments that are being incurred immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such Revolving Commitment Increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans under such Revolving Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit and Swingline Loans under such Revolving Facility held by each Revolving Lender (including each such Incremental Revolving Lender with respect to such Class of Revolving Commitments that are being incurred at the time any Incremental Revolving Commitments are established the applicable Revolving Lenders immediately after effectiveness of such Incremental Revolving Commitments shall purchase and assign at par such amounts of the Revolving Loans outstanding under such Revolving Facility at such time as the Administrative Agent may require such that each Revolving Lender holds its Revolving Percentage of all Revolving Loans outstanding under such Revolving Facility immediately after giving effect to all such assignments.

Notwithstanding anything to the contrary contained herein, a Restricted Subsidiary that is not a Loan Party may incur Incremental Tranche B Term Loans, Incremental Revolving Facilities or any Incremental

Equivalent Debt without complying with the various requirements concerning collateral and guarantors, provided that in no event shall that aggregate principal amount of all such Credit Increases incurred by a non-Loan Party exceed, when taken together with the aggregate principal amount of Non-Loan Party Additional Term Notes and Non-Loan Party Unrestricted Additional Term Notes, $40,000,000.

(f)                                   This Section 2.25 shall supersede any provisions in Section 2.10, Section 2.11, Section 2.17, Section 10.1 and Section 10.7 to the contrary.  The Administrative Agent and the Lenders hereby (i) agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the incurrence of Indebtedness expressly provided for in this Section 2.25 and (ii) waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.25.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Borrower, if necessary or reasonably advisable, to provide for terms applicable to any Incremental Tranche B Term Loans, Incremental Revolving Facility, Revolving Commitment Increase and Incremental Equivalent Debt.

2.26                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 The commitment fee under Section 2.8 shall cease to accrue on the commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (b)(v) below);

(b)                                 If any Swingline Exposure or Revolving L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                            all or any part of such Swingline Exposure and Revolving L/C Exposure shall be re-allocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Loans plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) such reallocation does not cause the Revolving Extensions of Credit of any non-Defaulting Lender to exceed the Revolving Commitment of such non-Defaulting Lender;

(ii)                         if the reallocation with respect to Revolving L/C Exposure described in clause (i) above cannot, or can only partially, be effected, Borrower shall within five (5) Business Days following notice by the Administrative Agent (or such longer period as Administrative Agent may agree), cash collateralize such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Revolving L/C Exposure is outstanding;

(iii)                      if any portion of such Defaulting Lender’s Revolving L/C Exposure is cash collateralized pursuant to clause (ii) above or otherwise, at 105% of the face amount thereof pursuant to terms reasonably satisfactory to the Issuing Lender, Borrower shall not be required to pay the Letter of Credit participation fee with respect to such portion of such Defaulting Lender’s Revolving L/C Exposure so long as it is cash collateralized;

(iv)                     if any portion of such Defaulting Lender’s Revolving L/C Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of

Credit participation fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Revolving Percentages; or

(v)                        if any portion of such Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.26(b), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, the Letter of Credit participation fee payable with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the Issuing Lender until such Revolving L/C Exposure is cash collateralized and/or reallocated;

(c)                                  so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.26, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Revolving Percentages (and Defaulting Lenders shall not participate therein); and

(d)                                 any amount payable to such Defaulting Lender hereunder may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(e)                                  In the event that the Administrative Agent, Borrower, the Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and the Administrative Agent shall release any cash collateral previously required by Section 2.26.  The rights and remedies against a Defaulting Lender under this Section 2.26 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the non-

Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.26 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

Default interest due under Section 2.14(c) shall not accrue on the overdue Loans of such Lender so long as it is a Defaulting Lender.

That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent shall be restricted as set forth in Section 10.1.

Notwithstanding any provision herein to the contrary, the Borrower may terminate the Revolving Commitment of a Defaulting Lender and repay its outstanding Revolving Loans, in each case on a non-pro rata basis to the extent that such termination does not result in the amount of Revolving Loans outstanding plus the Revolving L/C Exposure to exceed the total amount of Revolving Commitments.

2.27                        [Reserved.]

2.28                        Refinancing Amendments.

(a)                                 On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this Section 2.28(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Tranche B Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to a Refinancing Amendment or with Refinancing Notes; provided that notwithstanding anything to the contrary in this Section 2.28 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such class on a better than a pro rata basis as compared to any other class with a later maturity date than such class and (4) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.  In connection with any Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Notes, the Borrower shall have the right to require the applicable Lenders to assign their loans and commitments to the providers of any such Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Notes, so long as such Lenders receive the full principal amount of any outstanding loans and all outstanding accrued but unpaid interest thereon and any fees that shall have accrued but have not been paid upon such assignment pursuant to an Assignment and Assumption.  For the avoidance of doubt, any prepayment in connection with a Refinancing Amendment shall be accompanied by the Prepayment Premium, if any is applicable.

(b)                                 Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.28(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c)                                  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.1 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d)                                 This Section 2.28 shall supersede any provisions in Section 2.10, Section 2.11, Section 2.17, Section 10.1 and Section 10.7 to the contrary.

SECTION 3

LETTERS OF CREDIT

3.1                               Letters of Credit.

(a)                                 Upon satisfaction of the conditions specified in Sections 5.1 and 5.2 on the Closing Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued under the Revolving Facility as set forth on Schedule 1.2 hereto for all purposes of this Agreement and the other Loan Documents; provided that, except as may otherwise be agreed by the Existing LC Issuing Lender, each Existing Letter of Credit shall (i) be replaced by a new Letter of Credit issued by the Issuing Lender on the earlier of (x) the expiry date of such Existing Letter of Credit (not giving effect to any extension provisions in such Existing Letter of Credit) or (y) the six month anniversary of the Closing Date or (ii) be cash collateralized in a manner reasonably satisfactory to the Existing LC Issuing Lender.  Subject to the terms and conditions hereof, (a) each Issuing Lender agrees to issue trade and/or standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be reasonably approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Revolving L/C Exposure would exceed the Revolving L/C Commitment or (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further, that the Administrative Agent, as an Issuing Lender, will not be required to issue any Letter of Credit that (i) is a trade letter of credit or (ii) is governed by the law of any jurisdiction other than the state of New York.  Each Letter of Credit (A) shall be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance (or 180 days in the case of a trade Letter of Credit) and (y) the date that is five (5) Business Days prior to the Revolving Termination Date (unless cash collateralized or otherwise backstopped in an amount equal to or greater than 102% of the Stated Amount of such Letter of Credit); provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or otherwise backstopped in an amount equal to or greater than 102% of the Stated Amount of such Letter of Credit plus any payment made by an Issuing Lender pursuant to such Letter of Credit that has not then been reimbursed by or on behalf of the Borrower)).

(b)                                 An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law.

(c)                                  Except as may otherwise be agreed by the Existing LC Issuing Lender, the Borrower shall, on or before the date which is forty-five (45) days after the Closing Date (which period may be extended by such Issuing Lender from time to time in its reasonable discretion), (i) deliver to the Existing LC Issuing Lender copies of Applications for new Letters of Credit to replace each Existing Letters of Credit or (ii) cash collateralize in a manner reasonably satisfactory to the Existing LC Issuing Lender such Existing Letters of Credit for which an Application for a replacement Letter of Credit has not been delivered pursuant to clause (i) above.

3.2                               Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request including in the case of letters of credit issued by MSSF, an “LC Extension Request” substantially in the form of Exhibit H-4.  Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof.  The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                               Fees and Other Charges.

(a)                                 The Borrower will pay a participation fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date to the Administrative Agent.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit issued by such Issuing Lender payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition the following fees will also be charged:  an issuance fee of $500.00 per Letter of Credit, drawing fees of $250.00 per draw, amendment fees of $200.00 per amendment and $250.00 for renewals on each anniversary of an “evergreen” Letter of Credit.

(b)                                 In addition to the foregoing fees, the Borrower will reimburse each Issuing Lender for its reasonable and documented out-of-pocket costs and expenses incurred in connection with, issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

3.4                               L/C Participations.  Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each Revolving L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such Revolving L/C Participant’s own account and risk an undivided interest equal to such Revolving L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder.  Each Revolving L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each Revolving L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any amount required to be paid by any Revolving L/C Participant to an Issuing Lender pursuant to this Section 3.4 in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such Revolving L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving L/C Participant pursuant to this Section 3.4 is not made available to the applicable Issuing Lender by such Revolving L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Revolving L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the applicable Issuing Lender submitted to any Revolving L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any Revolving L/C Participant its pro rata share of such payment in accordance with this Section 3.4, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Revolving L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Revolving L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5                               Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender with respect to such draft paid by the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 10:00 A.M., New York City time, on the second Business Day immediately following the day that the Borrower receives notice of such paid draft.  Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  If any draft is paid under any Letter of Credit, then, unless the Borrower shall reimburse the applicable Issuing Lender in full on the same day that such draft is paid, the unpaid amount thereof shall bear interest for each day from and including the date on which such draft is paid to but excluding the date that the Borrower makes reimbursement in full, at the rate per annum then applicable to ABR Loans under the Revolving Facility; provided that, if the Borrower does not make reimbursement in full on or prior to the fourth Business Day following the date of the applicable drawing, then Section 2.14(c) shall apply.

3.6                               Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  An Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower and Lenders agree that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, unless found by a final and nonappealable decision of a court of competent jurisdiction to be the result of the gross negligence, bad faith or willful misconduct of such Issuing Lender, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower or the other Lenders.

3.7                               Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                               Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9                               Obligations of Certain Issuing Lenders.  Each Issuing Lender that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (a) the amount and expiration date of each Letter of Credit issued by such Issuing Lender prior to the date of issuance thereof, (b) any amendment or modification of any such Letter of Credit prior to the time of such amendment or modification and (c) any termination, surrender, cancellation or expiry of any such Letter of Credit promptly upon the occurrence thereof.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings (in the case of Holdings, with respect to Sections 4.3, 4.4 and 4.19 only and as to itself only) and the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                               Financial Condition.

(a)                                 The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2014, and unaudited pro forma statement of operations of the Borrower and its consolidated Subsidiaries for the twelve-month period then ended (including the notes thereto) (the

“Pro Forma Financial Statements”), have been prepared giving effect to the Transactions and all other transactions that would be required to be given pro forma effect by Regulation S-X (and such other adjustments as have been agreed to by the Joint Bookrunners), as if such transactions had occurred on December 31, 2014 (in the case of such unaudited pro forma balance sheet) or at the beginning of such twelve-month period (in the case of such unaudited statement of operations).  The Pro Forma Financial Statements have been prepared in good faith by the Borrower, and present fairly in all material respects on a pro forma basis the estimated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at December 31, 2014, and for such period then ended, assuming that such transactions had actually occurred at such date or at the beginning of such period, as the case may be

(b)                                 The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2014 and 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, LLP, as the case may be, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2                               No Change.  Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3                               Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law; except in each case to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                               Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.5                               No Legal Bar.  The Transactions will not violate any material Requirement of Law or any Organizational Document of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Organizational Document (other than the Liens created by the Security Documents), except in each case to the extent any of the forgoing could not reasonably be expected to result in a Material Adverse Effect.

4.6                               Litigation.  Except as set forth on Schedule 4.6, no litigation, or to the knowledge of the Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues that would reasonably be expected to have a Material Adverse Effect.

4.7                               No Default.  No Default or Event of Default has occurred and is continuing.

4.8                               Ownership of Property; Liens.  Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 7.3, except to the extent any of the foregoing could not reasonably be expected to result in an Material Adverse Effect.  As of the Closing Date, set forth on Schedule 4.8 is a complete and correct in all material respects list of all real property with a fair market value of more than $1,000,000 as reasonably determined in good faith by the Borrower (including street address) (other than condominiums or co-ops) located in the United States and owned by any Loan Party.

4.9                               Licenses; Intellectual Property.  Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect, each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in, material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow.  Each Group Member owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person against a Group Member challenging or questioning the use of any Intellectual Property that is material to the business of the Group Members or the validity or effectiveness of any such Intellectual Property, nor does the Borrower have knowledge of any valid basis for any such claim.  Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10                        Taxes.  Except for any failure, lien, filing or claim, as applicable, that would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect:  (i) each Group Member has, and with respect to any taxable period during which the Borrower or any of its Subsidiaries is a member of a consolidated, unitary, combined or similar tax group in which Holdings (or any direct or indirect parent of Holdings) is the common parent, Holdings (or such direct or indirect parent of Holdings) has, filed or caused to be filed all tax returns that are required to be filed and has paid all taxes (including any interest, additions to tax or penalties applicable thereto) due and payable (whether or not shown on a tax return) and any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); (ii) no tax Lien has been filed (other than Permitted Liens); and (iii) no claim is being asserted with respect to any such tax, fee or other charge.

4.11                        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for purposes of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in violation of Regulation U or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12                        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                        ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  To the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent which would reasonably be expected to result in a Material Adverse Effect.

4.14                        Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” required to be registered within the meaning of the Investment Company Act of 1940, as amended.

4.15                        Subsidiaries.  Attached hereto as Schedule 4.15 is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date.  As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary (other than Excluded Subsidiaries), except as created by the Loan Documents.

4.16                        Use of Proceeds.  On the Closing Date, the proceeds of the Initial Tranche B Term Loans and Revolving Loans shall be used for the Refinancing, the payment of Closing Costs and working capital and general corporate purposes (including, without limitation, acquisitions, investments, debt repayment, restricted payments and other transactions not prohibited hereunder) of any Group Member.  After the Closing Date, the proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for working capital and general corporate purposes of any Group Member (including Permitted Acquisitions and any other lawful purposes) and the proceeds of the Initial Tranche B Term Loans may be used to pay the costs associated with the purchase of the remaining 35.0% of the non-controlling interests in SFRO Holdings, LLC.

4.17                        Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)                                 the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b)                                 no Group Member has received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                                 with respect to any liability arising under any Environmental Law, no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Borrower, threatened, to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f)                                   the Properties and all operations at the Properties are in compliance, and within all applicable statute-of-limitations periods have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                                  no Group Member has assumed, contractually or by operation of law, any liability of any other Person under Environmental Laws.

4.18                        Accuracy of Information, Etc.  No written factual information with respect to any Group Member contained in this Agreement, any other Loan Document or any other factual document, certificate or statement (other than (i) any projections, pro formas, budgets, estimates or other information of a forward looking nature with respect to any Group Member, (ii) information of a general economic nature or industry data or (iii) third party industry data which the Borrower has not independently verified and as to which the

Borrower makes no representation) furnished by or by Persons directed on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements are made and after giving effect to any supplements thereof.  The projections and pro forma financial information contained in the materials referenced above were, and the projections hereafter delivered, when delivered, will be, based upon good faith estimates and assumptions believed by management of each Loan Party to be reasonable at the time made and no Loan Party knows as of the Closing Date any fact making such estimates and assumptions no longer true in any material respects, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact, such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Group Members, no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19                        Security Documents.

(a)                                 The Guarantee and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) security interests in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock as defined and described in the Guarantee and Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the any of the Security Documents, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations (as defined in the Guarantee and Security Agreement) to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens).

(b)                                 Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to Permitted Liens).

4.20                        Solvency.  On the Closing Date, Holdings, the Borrower and the Borrower’s Restricted Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

4.21                        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as a “Special Flood Hazard Area” and in which flood insurance has been made available under the National Flood Insurance Act of

1968, unless flood insurance has been obtained to the extent required in order to satisfy all applicable Requirements of Law in order for a Mortgage to be obtained thereon.

4.22                        OFAC; USA PATRIOT ACT; FCPA.

(a)                                 To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b)                                 (i) None of the Borrower or any Subsidiary of the Borrower or, to the knowledge of the Borrower, any of their respective directors or officers or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is the subject of any U.S. sanctions administered by OFAC, the US Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”) and (ii) the Borrower will not use the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country, that is the subject of any Sanctions, except to the extent licensed or otherwise approved or exempted by OFAC, or in any other manner that would result in a violation of Sanctions by the Borrower or any Subsidiary.

(c)                                  No part of the proceeds of the Loans or Letters of Credit will be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 5

CONDITIONS PRECEDENT

5.1                               Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement executed and delivered by the Borrower and (ii) the Guarantee and Security Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b)                                 Refinancing.  The Borrower shall have (or substantially simultaneously with such initial extension of credit shall have) (i) repaid in full all loans outstanding under the Existing Credit Agreement, all accrued and unpaid interest, fees and other amounts owing thereunder, and all commitments to extend credit thereunder shall have been terminated and all Liens securing obligations thereunder shall have been released and Borrower shall have delivered to the Administrative Agent customary pay-off and lien release documentation in connection therewith, (ii) irrevocably deposited with the trustee therefor funds to effectuate the redemption of all of the Senior Secured Second Lien Notes and the Liens securing the Senior Secured Second Lien Notes shall have been released, (iii) redeemed or repurchased all of the Senior Subordinated Notes and (iv) effectuated the repurchase of OnCure Notes to the extent tendered on the Closing Date (the repayments, redemptions and repurchases referred to in clauses (i) “Refinancing”).

(c)                                  [reserved].

(d)                                 Lien Searches, Etc.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for (x) Permitted Liens and (y) Liens that will be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(e)                                  Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Security Agreement.

(f)                                   Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), three (3) Business Days prior to the Closing Date.

(g)                                  Evidence of Authority.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h)                                 Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                            the legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit D; and

(ii)                              the legal opinion of special counsel to Holdings, the Borrower and its Subsidiaries in each of California, Delaware, Florida, Maryland, Michigan, Nevada, New York, North Carolina and South Carolina.

For the avoidance of doubt, the Borrower shall not be required to provide the legal opinions required by this section with respect to any Loan Party that (on a consolidated basis) accounts for less than 1.5% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements are to be delivered under the Existing Credit Agreement unless such Loan Party, together with all other Loan Parties organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).

(i)                                     Pledged Stock; Stock Powers; Pledged Notes.  Other than as set forth in Section 6.9(h), the Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)                                    Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein under U.S. law, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and each such document shall be in proper form for filing, registration or recordation; provided that no pledge shall be required of more than 65% of the Capital Stock of a first-tier Foreign Subsidiary or a first-tier Domestic Foreign Holding Company to the extent such pledge is required pursuant to the Security Documents; provided, however that to the extent any Collateral (other than a lien that may be perfected by (a) the filing of a financing statements under the Uniform Commercial Code, (b) a pledge of the capital stock of the Guarantors (other than Holdings) and (c) filings with the United States Patent and Trademark Office and United States Copyright Office)) is not provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of such collateral (or surveys and title commitments if applicable) shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date but shall be required to be delivered and/or perfected within the time period agreed by the Borrower and Administrative Agent, but in any event within ninety (90) days (or such longer period as the Administrative Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed.

(k)                                 Solvency Certificate.  The Administrative Agent and the Lenders shall have received a solvency certificate in the form attached hereto as Exhibit Q signed by the chief financial officer of the Borrower dated as of the Closing Date with respect to Holdings, the Borrower and the Borrower’s consolidated Restricted Subsidiaries, taken as a whole, certifying that Holdings, the Borrower and the Borrower’s consolidated Restricted Subsidiaries, taken as a whole, are Solvent as of the Closing Date, both before and immediately after giving effect to the Transactions.

(l)                                     Material Adverse Change.  Since December 31, 2014, there shall not have occurred any material adverse effect on the business, assets, financial condition, or operations of the Borrower and its Subsidiaries, taken as a whole.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower to the foregoing effect.

(m)                             Patriot Act.  Each Loan Party shall have provided such documentation and other information to each Lender at least three (3) business days prior to the Closing Date (to the extent reasonably requested by the Lenders in writing at least ten (10) business days prior to the Closing Date) that are required by regulatory authorities under the applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation the PATRIOT Act.

(n)                                 Perfection Certificate.  The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower and each Loan Party, together with all attachments contemplated thereby.

5.2                               Conditions to Each Extension of Credit.  Subject to any exceptions granted pursuant to any Lenders providing extensions of credit pursuant to Section 2.25, the agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Notice.  Other than with respect to Loans issued pursuant to Section 2.25 and Section 2.27, the Administrative Agent and, if applicable, the applicable Issuing Lender, shall have received a Borrowing Notice or a notice requesting the issuance of a Letter of Credit (or the amendment, renewal or replacement thereof) in accordance with the requirements of Section 2.2, Section 2.5, Section 2.7 or Section 3.2, as applicable.

Except as otherwise provided above, each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Holdings (in the case of Holdings, with respect to Section 6.9 only and as to itself only) and the Borrower hereby jointly and severally agree that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), each of Holdings (in the case of Holdings, with respect to Section 6.9 only and as to itself only) and the Borrower shall and Borrower shall cause each of its Restricted Subsidiaries to:

6.1                               Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a)                                 within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2015), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (provided, that (i) a qualification or exception may be included in any audit report to the extent such qualification is made solely as a result of the maturity of any of the Obligations or any other Indebtedness maturing within fifteen (15) months and (ii) an exception or explanatory paragraph, but not a qualification, solely with respect to, or resulting solely from, potential inability to satisfy the covenant under Section 7.1 on a future date or in a future period), or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, with respect to the quarter ending March 31, 2015, not later than sixty (60) days after the end of such quarter), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)                                  simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of (i) Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements or (ii) Holdings, if Holdings has any material assets or material liabilities other than equity of the Borrower or liabilities related to debt of the Borrower of any of its Restricted Subsidiaries such that such consolidated financial statements of Holdings and the Borrower are materially different, then consolidating information regarding the Borrower and its Restricted Subsidiaries, compliance certificates and other information reasonably requested by the Lenders through the Administrative Agent (other than information subject to confidentiality obligations or attorney-client privilege) shall be provided by the Borrower at the same time such financial statement and certificates are otherwise required to be provided hereunder.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP.  With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements.  However, all adjustments (consisting of normal, recurring accrual) considered necessary for a fair presentation will be included therein.

Notwithstanding the foregoing, the obligations to deliver any financial statement or other document, report, proxy statement or other materials pursuant to this Section 6.1 may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (a) the applicable consolidated financial statements, or other document, report, proxy statement or other materials, respectively, of Holdings, or any direct or indirect parent of Borrower that, directly or indirectly, holds all of the Capital Stock of Borrower or (b) to the extent the same contains such financial statement, other document, report, proxy statement or other materials, respectively, Borrower’s (or Holdings’ or any direct or indirect parent of Borrower, as applicable) (or, after an Initial Public Offering, Public Company’s) Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent the same would be required under the second preceding paragraph, such Form 8-K, 10-K or 10-Q contains or is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such direct or indirect parent or Public Company, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

6.2                               Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit F, including those necessary for determining compliance by each Group Member with the provisions of Section 7.1 and for the calculation of the Applicable Margin and Commitment Fee Rate (including detail with respect to any calculation of Consolidated EBITDA) as of the last day of the fiscal quarter or fiscal year of Borrower, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any applications or registrations of Intellectual Property filed in the name of, or acquired by, any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(b)                                 commencing with the fiscal year ended December 31, 2016, no later than ninety (90) days after the end of each fiscal year of the Borrower and its Restricted Subsidiaries, a consolidated budget for the following fiscal year including a detailed projected consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries for the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto (collectively, the “Projections”), it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(c)                                  no later than ten (10) Business Days after the effectiveness thereof, copies of any final amendment, supplement, waiver or other modification with respect to any Indebtedness, agreement or document referred to in Section 7.9;

(d)                                 within five (5) Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities (other than the Lenders) in an aggregate principal amount in excess of $20,000,000 for any one issue or public equity securities and not otherwise required to be furnished to the Lenders under this Agreement or any other Loan Documents and, within five (5) Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(e)                                  at or prior to the date that any prepayment is required to be made pursuant to Section 2.11 (or any Reinvestment Notice is delivered thereunder), a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the amount of such required prepayment (or the relevant Reinvestment Deferred Amount, as applicable); and

(f)                                   promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of any Lender may from time to time reasonably request, provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to Section 6.1 or this Section 6.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  In the event that the date for any delivery required hereby or any other Loan Document is not a Business Day, then the date for such delivery shall be deemed to fall on the next Business Day.

6.3                               Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its tax obligations of whatever nature (including any interest, additions to tax or penalties applicable thereto), except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

6.4                               Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except (other than in respect of clause (i) above with respect to any Loan Party), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                               Maintenance of Property; Insurance.  (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage by casualty excepted and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) in at least such amounts and against at least such risks as are determinate in the reasonable good faith judgment of a Responsible Officer of the Borrower to be prudent; and (c) provide that each casualty or property insurance policy or general liability policy maintained or required to be maintained by any Loan Party shall (i) name the Administrative Agent, on behalf of the Secured Parties, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement,” with respect to property coverage of such Loan Party, and shall name the Administrative Agent on behalf of the Secured Parties as an additional insured, with respect to general liability coverage, (ii) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Administrative Agent or the Lenders, (iii) use commercially reasonable efforts to see that such certificates provide that the insurers shall endeavor to notify the Administrative Agent of any proposed cancellation in accordance with the policy provisions and that the Administrative Agent or the Lenders will have the opportunity to correct any deficiencies justifying such proposed cancellation and (iv) cause any Insurance Subsidiary to (A) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (B) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims.  The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary.  The Borrower will provide the Administrative Agent (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Administrative Agent; and (e) if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), either (x) cause the applicable Mortgage to be released in accordance with Section 9.11 hereof or (y) (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6                               Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP in all material respects shall be made of all material dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time during normal business hours (and upon reasonable notice unless an Event of Default exists) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings); provided, that so long as no Event of Default is continuing, the Borrower shall not be required to pay or reimburse the expenses (to the extent otherwise required to do so hereunder) of the Administrative Agent of more than one such visit and inspection during any fiscal year.  Notwithstanding anything to the contrary in this Section 6.6, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.7                               Notices.  Promptly after knowledge thereof, give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Intralinks or otherwise of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding affecting any Group Member that could reasonably be expected to result in a Material Adverse Effect, or any development or event in respect of any litigation described on Schedule 4.6 which could be expected to be materially adverse to the interests of Borrower and its Restricted Subsidiaries;

(c)                                  the following events, as soon as possible and in any event within thirty (30) days after any Responsible Officer of the Borrower knows or has reason to know thereof if such event or events could reasonably be expected to result in a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(d)                                 any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8                               Environmental Laws.

(a)                                 Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case, to the extent that any such failure to do so would not reasonably be expected to have a Material Adverse Effect.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Group Member promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case, to the extent that any such failure to do so would not reasonably be expected to have a Material Adverse Effect.  This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Group Member timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect.

6.9                               Additional Collateral, Etc.

(a)                                 With respect to any personal property or Intellectual Property acquired after the Closing Date by any Loan Party (other than any property located outside of the U.S., any motor vehicles, leasehold interests, or any tangible personal property evidenced by a title certificate or any other property expressly excluded by the Security Documents) that constitutes “Collateral” under the Guarantee and Security Agreement as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, except as otherwise provided for in this Section 6.9 or in the Guarantee and Security Agreement such Loan Party shall, except as otherwise provided in the Guarantee and Security Agreement and in any event subject to the limitations set forth therein, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary under U.S. law to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Liens permitted under Section 7.3, and (ii) take all actions as the Administrative Agent reasonably deems necessary under U.S. law to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Security Agreement or by law or as may be reasonably requested by the Administrative Agent, other than foreign collateral documents.

(b)                                 With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such property subject, or to be subject to, a Lien permitted by Section 7.3), on a quarterly basis reasonably promptly within 60 days after delivery of the financial statements delivered pursuant to Section 6.1(a) or (b) execute and deliver a first priority mortgage or deed of trust subject to the Liens permitted by such mortgage or deed of trust and, to the extent applicable, the OnCure Assets Intercreditor Agreement, in a form substantially similar to the Mortgages on the Initial Mortgaged Properties and otherwise reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property and recorded by a nationally recognized title insurance company in such manner and in such place as is required by law to establish, perfect, preserve and protect the Lien in favor of the Administrative Agent required to be granted pursuant to the Mortgage and all taxes, fees and other charges payable in connection therewith shall be paid in full, and delivery a copy of, or a certificate as to coverage under and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 6.5 (including, without limitation, flood insurance policies, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Administrative Agent, on behalf of the Secured

Parties, as additional insured, (iii) in the case of flood insurance, if any, such certificate shall (a) identify the addresses of each property located in a special flood hazard area and (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including a Title Policy, a  Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent)).

(c)                                  With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party or any Subsidiary of a Loan Party that ceases to be an Excluded Subsidiary, promptly (and in any event within 60 days thereof or such later date as may be acceptable to the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest under U.S. law subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such new Restricted Subsidiary that is directly owned by any Loan Party (provided, such security interest shall be limited (A) in the case of a Foreign Subsidiary or a first-tier Domestic Foreign Holding Company, to 65% of such Capital Stock in such Subsidiary, (B) in the case of any Subsidiary of a Foreign Subsidiary or of a Domestic Foreign Holding Company, to 0% of such Capital Stock in such Subsidiary, (C) in the case of any Insurance Subsidiary, to the lesser of the amount of such Insurance Subsidiary’s Capital Stock which can be pledged pursuant to the applicable law governing such Insurance Subsidiary or if such Insurance Subsidiary is a Foreign Subsidiary, the amount which is required to be otherwise pledged hereunder and (D) in the case of any Non-Profit Entity formed after the Closing Date, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (unless such Subsidiary is an Excluded Subsidiary) (A) to become a party to the Guarantee and Security Agreement, (B) subject to the provisions and limitations set forth in the Guarantee and Security Agreement, to take such actions as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest under U.S. law subject to the Liens permitted under Section 7.3 in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be reasonably requested by the Administrative Agent (other than foreign Collateral documents) and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C or in such other form as may be acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance consistent with those delivered on the Closing Date or otherwise, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (1) the Borrower shall not be required to take, or cause any Subsidiary to take, the actions required by this paragraph (c) with respect to any such new Subsidiary prior to the delivery of financial statements delivered pursuant to Section 6.1(a) or (b) for the fiscal quarter of the Borrower during which such new Subsidiary was created or acquired unless (x) the aggregate amount of Investments made by the Group Members in all such new Subsidiaries exceeds $20,000,000 prior to the end of such fiscal quarter or (y) a Default has occurred and is continuing and (2) the Borrower shall not be required to provide the legal opinions required by this paragraph (c) if the applicable new Subsidiary (on a consolidated basis), together with all other new Subsidiaries acquired or created in the same transaction or series of related transactions accounts for less than 2.5% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a Pro Forma Basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b), as though such Subsidiary had become a Subsidiary at the beginning of such period.

(d)                                 If, at any time, (x) (i) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Agreement or otherwise meets the criteria of an Excluded Subsidiary or (ii) an Electing Guarantor has been re-designated (at the option, and in the sole discretion, of the Borrower in accordance with Section 6.10(b)) as an Excluded Subsidiary, the Administrative Agent shall release such Subsidiary from any guarantee under the Guarantee and Security Agreement and all Security Documents to which it may be a party and to the extent Capital Stock held by such Restricted Subsidiary was pledged (or otherwise secured) as Collateral, such pledge (or other security) shall be released and, upon the request of any Loan Party, any certificates in respect thereof shall be promptly returned to the applicable Loan Party or (y) adverse tax consequences could (in the good faith determination of the Borrower in consultation with the Administrative Agent) result (i) from any Security Document executed and delivered by any Subsidiary of the Borrower that is a Foreign Subsidiary or any Domestic Foreign Holding Company, the Administrative Agent shall release such Restricted Subsidiary from any such Security Document, or (ii) from any Lien granted under any Loan Document in respect of the Capital Stock in any Foreign Subsidiary or Domestic Foreign Holding Company, such Lien shall be released.  Notwithstanding the foregoing, in no event shall Capital Stock of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agent shall take all actions required hereunder and under the other Loan Documents to effect the foregoing in accordance with the terms of the Loan Documents.

(e)                                  Notwithstanding anything in this Agreement or any Security Document to the contrary:  (i) the Administrative Agent shall not take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the applicable Security Documents; (iii) no Loan Party shall be required, nor shall the Administrative Agent be authorized to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to the Mortgages, (B) filings in United States government offices with respect to Intellectual Property as expressly required by the Loan Documents, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes in an amount individually in excess of $5,000,000, stock certificates of the Borrower and its Restricted Subsidiaries and other instruments issued to any Loan Party in an amount with a fair market value (as determined in good faith by the Borrower) individually in excess of $5,000,000, or (D) mortgages in respect of the Mortgages; (iv) no Loan Party or any Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (v) no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; and (vi) in no event shall any Loan Party be required to take any action to perfect the security interest granted under the Security Documents in Collateral consisting of (A) cash or Cash Equivalents, (B) entering into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (C) other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than possession by the Administrative Agent to the extent expressly required under the Security Documents) in each case under this clause (vi), except, in each case, to the extent such perfection may be achieved by the filing of a Uniform Commercial Code financing statement.

(f)                                   The Administrative Agent shall not obtain or perfect a security interest in any assets of any Loan Party as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining or perfecting such security interest is excessive in relation to the benefit to the Lenders of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(g)                                  Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 6.9 in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

(h)                                 Notwithstanding anything in this Agreement or any Security Document to the contrary, upon the repayment in full (other than contingent indemnity obligations) of the OnCure Notes, the Borrower shall deliver or shall cause to be delivered to the Administrative Agent within fifteen days after such repayment (as such date may be extended by the Administrative Agent, in its sole discretion, in writing) (i) the Pledged Stock owned by OnCure and its Restricted Subsidiaries that are Loan Parties together with the necessary endorsements, (ii) each promissory note owned by OnCure and its Restricted Subsidiaries that are Loan Parties and required to be pledged to the Administrative Agent pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (iii) any other possessory collateral held by the collateral agent or trustee for the OnCure Notes.

6.10                        Initial Mortgages.  Deliver to the Administrative Agent on or before the date which is one hundred and twenty (120) days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion),

(a)                                 a Mortgage encumbering each Mortgaged Property listed on Schedule 4.8 in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such parcel of real property, and otherwise in form for recording in the recording office of each applicable political subdivision where each Mortgage Property listed on Schedule 4.8 is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(b)                                 with respect to each such Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on each Mortgaged Property listed on Schedule 4.8 and fixtures described therein in the amount equal to not less than 115% of the estimated fair market value of such parcel of real property and fixtures as set forth below which amount shall be reasonably satisfactory to the Administrative Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (E) contain no exceptions to title other than the Liens permitted by such Mortgage and exceptions reasonably acceptable to the Administrative Agent;

(c)                                  with respect to each Mortgaged Property listed on Schedule 4.8, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(d)                                 evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of the Title Policies referred to above;

(e)                                  Surveys with respect to each Mortgaged Property listed on Schedule 4.8;

(f)                                   with respect to such Mortgages listed on Schedule 4.8, an opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties, and (ii) local counsel in the applicable jurisdiction reasonably acceptable to the Borrower and the Administrative Agent;

(g)                                  a copy of, or a certificate as to coverage under and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 6.5 (including, without limitation, flood insurance policies, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, if any, such certificate shall (a) identify the addresses of each property located in a special flood hazard area and (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto; and

(h)                                 a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property and, if located in a Special Flood Hazard Area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and if applicable, each Loan Party relating thereto.

6.11                        Designation of Subsidiaries.

(a)                                 The Borrower may designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 6.11 shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the relevant Borrower) of the Investments held by the Borrower and/or the applicable Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation.  Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 7.8 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 6.11 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed).

(b)                                 The Borrower may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor.  The Borrower may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) after giving effect to such release, such Restricted Subsidiary shall not be a guarantor of the Senior Notes, the OnCure Notes, any Credit Agreement Refinancing Indebtedness, any Additional Term Notes, any Unrestricted Additional Term Notes or any Additional Debt, (ii) such redesignation shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the applicable Restricted Subsidiaries in such Electing Guarantor immediately prior to such re-designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such release) shall be deemed to be incurred at the time of such release by such Electing Guarantor and such incurrence shall otherwise be permitted hereunder.

6.12                        Post-Closing Obligations.

(a)                                 Within ninety (90) days following the Closing Date (as such date may be extended by the Administrative Agent, in its sole discretion, in writing), the Borrower shall have delivered to the Administrative Agent the “standard” additional insured and/or mortgagee endorsement for the insurance certificates delivered pursuant to Section 5.1(e).

(b)                                 Within forty-five (45) days following the Closing Date (as such date may be extended by the Administrative Agent, in its sole discretion, in writing), the Borrower shall have delivered to the Administrative Agent each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent (other than contingent indemnity obligations surviving after the termination of this Agreement) hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

7.1                               Financial Condition Covenant.  Permit the Consolidated Leverage Ratio calculated as at the last day of any fiscal quarter of the Borrower for which financial statements of the Borrower were required to have been delivered to the Administrative Agent pursuant to Section 6.1 (commencing with the first full fiscal quarter after the Closing Date) ending during any period set forth below to exceed the ratio set forth below opposite such fiscal period during which such last day occurs:

Period	Consolidated Leverage Ratio
September 30, 2015 to March 30, 2018	7.50 to 1.00
March 31, 2018 and thereafter	6.25 to 1.00

7.2                               Indebtedness.  Create, issue, incur, assume, or become liable in respect of any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness of (i) the Borrower to any Restricted Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary and (ii) of any Restricted Subsidiary that is not a Guarantor to (x) the Borrower or any Subsidiary Guarantor to the extent not in violation of Section 7.8 or (y) any other Subsidiary that is not a Guarantor; provided that any such Indebtedness of a Loan Party shall be subordinated to the Obligations (other than the Specified Swap Agreements and Cash Management Obligations) on terms reasonably satisfactory to the Administrative Agent;

(c)                                  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries of Indebtedness and other obligations of any Guarantor (in the case of Holdings, to the extent such Obligations of Indebtedness are related to the Borrower or any of its Restricted Subsidiaries);

(d)                                 Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing in respect of any such Indebtedness;

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations, including those incurred pursuant to Sale Leaseback Transactions) secured by Liens permitted by Section 7.3(g) (or Section 7.3(w), in the case of a Sale Leaseback Transaction), and any Permitted Refinancing in respect of such Indebtedness, in an aggregate principal amount not to exceed the greater of (x) $60,000,000 and (y) 5.25% of Total Assets as of the Applicable Date of Determination;

(f)                                   Indebtedness (or Guarantee Obligations, as applicable) of the Borrower and the Subsidiary Guarantors in respect of the Senior Notes and any Permitted Refinancing thereof;

(g)                                  (a) Indebtedness of (1) any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (2) any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Borrower as a result of an Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (A) such Indebtedness is not created in anticipation of such acquisition or redesignation and (B) the aggregate principal amount of such Indebtedness incurred under this clause (g) does not exceed an amount of Indebtedness such that immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination is either (x) not less than 2.00 to 1.00 or (y) not less than such Fixed Charge Coverage Ratio immediately prior to the consummation of such Acquisition, permitted Investment or redesignation and the assumption of such Indebtedness; and (b) any Permitted Refinancing thereof;

(h)                                 any other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate amount not exceeding the greater of (x) $35,000,000 and (y) 3.00% of Total Assets as of the Applicable Date of Determination;

(i)                                     Indebtedness under the OnCure Notes;

(j)                                    obligations in respect of letters of credit issued in the ordinary course of business and of performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Section 7.3;

(k)                                 Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(l)                                     Indebtedness of any Loan Party (other than Holdings) consisting of promissory notes or similar obligations issued by such Loan Party relating to leases, licenses or otherwise to be acquired in connection with a Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition not exceeding $25,000,000 at any one time outstanding;

(m)                             Indebtedness consisting of promissory notes issued by the Borrower to officers, directors and employees of Holdings, the Borrower or any Restricted Subsidiary of the Borrower to purchase or redeem Capital Stock of Holdings or any of its direct or indirect parent companies to the extent permitted hereunder;

(n)                                 Indebtedness under Swap Agreements permitted pursuant to Section 7.7 and Cash Management Obligations;

(o)                                 Indebtedness of the Borrower that may be deemed to exist under any acquisition agreement pertaining to acquisitions consummated prior to the Closing Date in an aggregate principal amount not exceeding $5,000,000;

(p)                                 Indebtedness that is outstanding on the Closing Date but that is repaid on the Closing Date pursuant to the Refinancing;

(q)                                 Indebtedness consisting of Sale Leaseback Transactions permitted by Section 7.11;

(r)                                    Subordinated Indebtedness incurred pursuant to Section 10.6(g)(iv);

(s)                                   Indebtedness representing deferred compensation or similar arrangements to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(t)                                    Indebtedness of the Borrower or a Subsidiary Guarantor supported by a Letter of Credit; provided, however, that (i) the aggregate principal amount of any such Indebtedness does not at any time exceed the amount available to be drawn under such Letter of Credit, and (ii) such Indebtedness matures at least five (5) Business Days prior to the scheduled expiry date of such Letter of Credit;

(u)                                 [Reserved];

(v)                                 Indebtedness consisting of (i) Earnout Obligations and (ii) other obligations of the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(w)                               Indebtedness of Excluded Subsidiaries that are Restricted Subsidiaries or Restricted Subsidiaries thereof to finance working capital and general corporate purposes not exceeding the greater of (x) $15,000,000 and (y) 1.25% of Total Assets as of the Applicable Date of Determination;

(x)                                 accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.2;

(y)                                 Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to Holdings (to the extent such obligations or activities of Holdings are related to the Borrower or any of its Restricted Subsidiaries), the Borrower or any of their Restricted Subsidiaries, provided that such Indebtedness is incurred to finance insurance premiums in respect of such insurance;

(z)                                  Permitted Seller Debt and any Permitted Refinancing in respect thereof in an aggregate principal amount not exceeding the greater of (i) $25,000,000 and (ii) 2.25% of Total Assets as of the Applicable Date of Determination;

(aa)                          Indebtedness incurred by the Borrower or any of their Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, other permitted Investments or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of their Restricted Subsidiaries;

(bb)                          guaranties by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary of  the Borrower otherwise permitted to be incurred pursuant to this Section 7.2; provided that guarantees by any Loan Party of Indebtedness of any Foreign Subsidiary are permitted under Section 7.8;

(cc)                            any Incremental Equivalent Debt;

(dd)                          Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(ee)                            Indebtedness incurred by the Borrower or any Subsidiary Guarantor in an amount equal to 100% of the Net Cash Proceeds received by Holdings since immediately after the Closing Date from the issuance or sale of Permitted Capital Stock of Holdings plus cash contributed to the capital of Holdings (in each case, other than (i) proceeds of sales of Capital Stock to Holdings or any of its Subsidiaries or (ii) any Cure Amount) to the extent such Net Cash Proceeds or cash have been contributed to the Borrower;

(ff)                              to the extent constituting Indebtedness, Guarantee Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(gg)                            performance Guarantee Obligations of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of Contractual Obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(hh)                          obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ii)                                  (a) Additional Term Notes, Unrestricted Additional Term Notes, Non-Loan Party Additional Term Notes, Non-Loan Party Unrestricted Additional Term Notes, and Refinancing Notes, provided, however, that the aggregate principal amount of Non-Loan Party Additional Term Notes and Non-Loan Party Unrestricted Additional Term Notes, shall not exceed, when taken together with the Indebtedness referred to in the last paragraph of Section 2.25(e), $40,000,000 at any one time outstanding; and (b) any Permitted Refinancings of any of the foregoing;

(jj)                                (1) unlimited Additional Debt if immediately after giving effect to each such incurrence and the application of the proceeds therefrom, (A) no Event of Default has occurred and is continuing or would result therefrom, subject to customary “SunGard” provisions for Indebtedness used to finance Permitted Acquisitions and permitted Investments and (B)(X) if the Additional Debt has a Lien on the Collateral, the Consolidated Secured Gross Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be more than 3.40:1.00 (without giving effect to any Unrestricted Incremental Indebtedness or Unrestricted Additional Term Notes established and/or being incurred at such time) and (Y) if the Additional Debt is not of the type described in the foregoing clause (X), the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be less than 2:00:1.00; provided that if such Additional Debt is incurred in connection with a Permitted Acquisition, an Acquisition or a permitted Investment, (x) the Fixed Charge Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be less than 2:00:1.00 or (y) such Fixed Charge Coverage Ratio computed on a Pro Forma Basis shall not be less than the Fixed Charge Coverage Ratio immediately prior to the consummation of such Permitted Acquisition, Acquisition or Permitted Investment and the incurrence of such Indebtedness and (2) any Permitted Refinancing thereof; provided that (A) if such Additional Debt has a Lien on the Collateral that is pari passu in right of security with the Lien on the Collateral securing the Initial Tranche B Term Loans (the “Permitted First Priority Additional Debt”) and is in the form of a term loan, then the Initial Tranche B Term Loans shall be subject to the adjustment (if applicable) set forth in the proviso to clause (iii) of Section 2.25(d) as if such Additional Debt were an Incremental Tranche B Term Loan hereunder, (B) all Additional Debt of a Loan Party incurred pursuant to clause (2) above shall have a final stated maturity date that is the same or later (but not sooner) than the Revolving Termination Date and (C) Additional Debt incurred by any Restricted Subsidiary that is not a Subsidiary Guarantor shall not exceed $40,000,000; and

(kk)                          guaranties by the Borrower or any Restricted Subsidiary of obligations or activities of Holdings (to the extent such obligations or activities of Holdings are related to the Borrower or any of its Restricted Subsidiaries).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this Section 7.2 or is entitled to be incurred pursuant to this Section 7.2, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.  Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.2.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

7.3                               Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                                 Liens for taxes, assessments, charges or other governmental levies not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or such amounts are not otherwise required to be paid under Section 6.3;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self-insurance arrangements;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)                                   Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                  Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 7.2(e) solely to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of new equipment, fixed or capital assets or real property or the repair or improvement thereof or the refinancing of real property, provided that (i) such Liens and the Indebtedness secured thereby shall be created within two hundred and seventy (270) days after the acquisition, construction, repair or improvement of such new equipment, fixed assets or real property or improvements thereto and (ii) such Liens do not at any time encumber any property other than the equipment, fixed assets or real property (or the real property improved by such improvements) financed by such Indebtedness;

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(j)                                    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k)                                 Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or Investment;

(l)                                     Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases not constituting Indebtedness or consignments;

(m)                             Liens securing Indebtedness permitted hereunder on property or assets acquired pursuant to a Permitted Acquisition or permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment, provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(n)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o)                                 Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case incurred in the ordinary course of business;

(p)                                 Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(q)                                 Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r)                                    Liens arising out of judgments or awards not constituting an Event of Default under Section 8(h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(s)                                   any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the ordinary course of business not interfering with the business of the Borrower or any of its Restricted Subsidiaries;

(t)                                    licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(u)                                 Liens which arise under Article 2 and Article 4 of the New York UCC (as defined in the Guarantee and Security Agreement), or the corresponding provisions of the Uniform Commercial Code in other jurisdictions, on items in collection and documents and proceeds related thereto;

(v)                                 Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (x) $25,000,000 and (y) 2.25% of Total Assets as of the Applicable Date of Determination;

(w)                               Liens on assets subject to a Sale Leaseback Transaction securing Capital Lease Obligations incurred pursuant to such Sale Leaseback Transaction;

(x)                                 Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8(g) or (y) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(y)                                 ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(z)                                  Liens on the assets of OnCure and the Guarantors that are Subsidiaries of OnCure that secure the OnCure Notes outstanding pursuant to Section 7.2(i);

(aa)                          zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries thereon;

(bb)                          Liens securing repurchase obligations under Cash Equivalents;

(cc)                            [Reserved];

(dd)                          Liens on assets of Restricted Subsidiaries of the Borrower that are not Subsidiary Guarantors to secure Indebtedness of Restricted Subsidiaries of the Borrower that are not Subsidiary Guarantors under Section 7.2(h) and/or (w);

(ee)                            Liens on the equity interest of Unrestricted Subsidiaries;

(ff)                              Liens in favor of any Loan Party (other than Holdings (except with respect to Liens securing obligations to Holdings that are comprised of Guarantee Obligations of Borrower or any of its Restricted Subsidiaries or otherwise secure obligations to Holdings that relate to Borrower or one of its Restricted Subsidiaries)); provided that any such Liens on any assets of a Loan Party are subordinated to the Liens securing the Obligations;

(gg)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(hh)                          pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or other similar obligations to providers of property, casualty or liability insurance in the ordinary course of business; and

(ii)                                  Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(jj)                                In the case of Non-Wholly-Owned Subsidiaries, Liens securing put and call arrangements;

(kk)                          Liens securing Swap Agreements and Cash Management Obligations;

(ll)                                  Liens securing Secured Incremental Notes and any Incremental Loans;

(mm)                  Liens securing any Permitted Refinancing; provided that such Liens are otherwise permitted under this Section 7.3 and secure Indebtedness otherwise permitted by Section 7.2;

(nn)                          Liens on Collateral securing (i) obligations of any of the Loan Parties in respect of Indebtedness and related obligations permitted by Section 7.2(cc), Section 7.2(dd), and/or Section 7.2(ii) and (ii) any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt relating thereto;

(oo)                          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(pp)                          utility and similar deposits in the ordinary course of business;

(qq)                          purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Capital Stock held by the Borrower or any Restricted Subsidiary in Joint Ventures;

(rr)                                Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Administrative Agent with respect to any real properties subject to a Mortgage;

(ss)                              [Reserved]; and

(tt)                                Liens securing Additional Debt incurred pursuant to Section 7.2(jj)(other than Additional Debt incurred pursuant to the first proviso in such Section 7.2(jj)); provided that if the Liens are secured by Collateral, except to the extent such Additional Debt constitutes Permitted First Priority Additional Debt, then such liens shall be second or junior liens and shall be subject to an intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the Junior Lien Intercreditor Agreement, and if such Additional Debt constitutes Permitted First Priority Additional Debt, it shall be subject to an intercreditor agreement with the Administrative Agent substantially consistent with the terms set forth in the First Lien Intercreditor Agreement;

provided that notwithstanding the foregoing, no obligations shall become “First Priority Claims” under the OnCure Assets Intercreditor Agreement other than the OnCure Notes outstanding as of the Closing Date immediately after giving effect to the Transactions

7.4                               Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)                                 any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided that when a Restricted Subsidiary that is not a Subsidiary Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)                                 any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any other Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)                                  any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect; and

(d)                                 any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5                               Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)                                 the Disposition of obsolete or worn out property or of property no longer used or useful in the conduct of the Borrower and its Restricted Subsidiaries, in each case in the ordinary course of business;

(b)                                 the Disposition of Cash Equivalents and sale of inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Section 7.4(a), clause (i) of Section 7.4(b) and Section 7.4(c);

(d)                                 the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Wholly-Owned Subsidiary that is a Restricted Subsidiary;

(e)                                  the Disposition for market value of property; provided that if such Disposition, together with all related Dispositions, involves assets with a value in excess of $10,000,000, not less than 75% of the total consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within one hundred eighty (180) days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee Obligations of payment of such Indebtedness in connection with such Disposition and (D) in connection with an asset swap, all of which shall be deemed “cash” for this purpose) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $25,000,000 and (y) 2.25% of Total Assets as of the Applicable Date of Determination (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of); and provided, further, that any liabilities that, if not assumed by the transferee with respect to the applicable Disposition, would have been deducted in calculating the Net Cash Proceeds from such Disposition but that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be treated as cash consideration;

(f)                                   (a) any of the Borrower and its Restricted Subsidiaries may transfer assets to the Borrower or any Subsidiary Guarantor and (b) any Excluded Subsidiary may transfer assets to any other Excluded Subsidiary;

(g)                                  any of the Borrower and its Restricted Subsidiaries shall be permitted to make Permitted Dispositions;

(h)                                 any of the Borrower and its Restricted Subsidiaries shall be permitted to sell or otherwise dispose of property and other assets pursuant to Sale Leaseback Transactions permitted under Section 7.11;

(i)                                     sale or like-kind exchanges of existing assets for similar replacement assets, so long as the receipt of the replacement assets in such sale or exchange occurs promptly following the transfer thereof; provided that to the extent the assets that were subject to, and exchanged in connection with, such sale or like-kind exchange constituted Collateral, assets acquired in connection therewith shall constitute Collateral;

(j)                                    any of the Borrower and its Restricted Subsidiaries shall be permitted to dispose of the Capital Stock or debt of an Unrestricted Subsidiary for fair market value;

(k)                                 condemnations and casualty events, so long as the Recovery Event is applied in accordance with Section 2.11(b);

(l)                                     issue Capital Stock to qualify directors of the board of directors (or similar governing body) of any Subsidiary of the Borrower where required by applicable law; and

(m)                             the unwinding of any Swap Agreement or Cash Management Obligations;

(n)                                 the lapse or abandonment in the commercially reasonable business judgment of the Borrower or its Restricted Subsidiaries of any registrations or applications for registration of any immaterial Intellectual Property rights;

(o)                                 Disposition of Investments in (i) Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding agreements or (ii) Non-Wholly-Owned Subsidiaries under put and call arrangements;

(p)                                 Dispositions of non-core or obsolete assets acquired in connection with an acquisition or permitted Investment;

(q)                                 Dispositions constituting Investments permitted under Section 7.8 or permitted Restricted Payments under Section 7.6;

(r)                                    Dispositions to a non-Loan Party to the extent that it is otherwise a permitted Investment;

(s)                                   the incurrence of Liens permitted hereunder;

(t)                                    de minimis amounts of equipment provided to employees;

(u)                                 the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Capital Stock, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdings, the Borrower or any Subsidiary or any of their successors or assigns, (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims or (vii) terminate any Swap Agreement.

(v)                                 Dispositions for fair market value (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 2.25% of Total Assets as of the Applicable Date of Determination;

(w)                               any swap of assets in exchange for services in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; and

(x)                                 Dispositions involving assets with an aggregate value not in excess of the greater of the JV Disposition Amount as of the Applicable Date of Determination, to a Joint Venture or other non-Loan Party (other than an Unrestricted Subsidiary).

Notwithstanding the foregoing, the Disposition of any Capital Stock of a Restricted Subsidiary (other than as permitted by clause (d) above) shall not be permitted unless all the Capital Stock of such Restricted Subsidiary is Disposed of pursuant to such Disposition (and any other Investments in such Restricted

Subsidiary, or any of its Restricted Subsidiaries, are also Disposed of or otherwise repaid in connection with such Disposition), or are treated as Investments under, and permitted by, clause (y) of Section 7.8).

To the extent the Required Lenders waive the provisions of this Section 7.5 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 7.5, such Collateral in each case (unless sold or disposed of to a Loan Party) shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents and the Administrative Agent shall take such actions in accordance with Section 10.14 as are appropriate in connection therewith.

7.6                               Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)                                 any Restricted Subsidiary may make Restricted Payments to (i) the Borrower and Restricted Subsidiaries and (ii) to each of its other equity holders on a pro rata basis;

(b)                                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase (and Holdings may purchase) or to pay dividends to any of its direct or indirect parent companies to permit any of its direct or indirect parent companies to purchase Capital Stock of Holdings or any of its direct or indirect parent companies from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Closing Date (net of any proceeds received by Holdings and contributed to the Borrower after the Closing Date in connection with resales of any such Capital Stock) shall not exceed $15,000,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $15,000,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year), (B) the amount of any equity contribution made to the Borrower (through Holdings) for the purpose of such repurchase (and Not Otherwise Applied), and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, the Borrower or any of its Restricted Subsidiaries;

(c)                                  the Borrower may pay dividends to Holdings to provide for the payment by Holdings of, or to permit Holdings to pay dividends to any of its direct or indirect parent companies to provide for the payment by or any of its direct or indirect parent companies of, customary corporate indemnities owing to directors of the Holdings, or any of its direct or indirect parent companies, the Borrower, its Subsidiaries or any of their Affiliates in the ordinary course of business;

(d)                                 [Reserved];

(e)                                  Restricted Payments made on the Closing Date to consummate the Transactions;

(f)                                   the Borrower and its Restricted Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(g)                                  the Borrower may make Restricted Payments to Holdings to enable it to pay Closing Costs and to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by the Borrower and its Restricted Subsidiaries consummated prior to the Closing Date and Permitted Acquisitions by the Borrower and its Restricted Subsidiaries thereafter;

(h)                                 the Borrower may directly or indirectly make distributions to Holdings (and Holdings may make distributions to any of its direct or indirect parent companies) or make payments on behalf of Holdings (or any of its direct or indirect parent companies), to the extent necessary to pay the taxes and the operating and administrative expenses of Holdings (or any of its direct or indirect parent companies) incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses;

(i)                                     [reserved];

(j)                                    the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by Holdings or any Parent Entity after the Closing Date from the issuance or sale of Permitted Capital Stock of Holdings or proceeds of an equity contribution initially made to Holdings (other than any proceeds of any Cure Amount), in each case to the extent such proceeds have been contributed to the common equity of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount or be credited for any other purpose);

(k)                                 the Borrower and the Restricted Subsidiaries may make Restricted Payments (or may make Restricted Payments to Holdings or any Parent Entity for such purpose) the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement, so long as the proceeds of such offering were intended to be contributed to the Borrower or any Restricted Subsidiary or such offering was otherwise related to the business of the Borrower and the Restricted Subsidiaries;

(l)                                     the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings or any Parent Entity to pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder;

(m)                             So long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make Restricted Payments so that Holdings (or Public Company) may declare and pay regular quarterly dividends on its common stock (or similar Capital Stock of Holdings) in an amount not to exceed 6% per year of the aggregate net cash proceeds of any Public Offering that were actually received by Borrower or contributed to the Borrower in or from all such Public Offerings;

(n)                                 (i) so long as (A) no Event of Default shall have occurred and be continuing or result therefrom and (B) on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination, the Consolidated Leverage Ratio shall be less than or equal to 5.00:1.00, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount equal to the sum of the amounts available under clauses (a), (b) and (f) of the definition of “Available Amount” and (ii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, any Parent Entity, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount (excluding amounts available under clauses (a), (b) and (f) of the definition thereof);

(o)                                 with respect to any taxable period during which the Borrower or any of its Subsidiaries is a member of a consolidated, unitary, combined or similar tax group in which the Borrower (or any direct or indirect parent of the Borrower) is the common parent, the Borrower (or another Restricted Subsidiary of the Borrower) may directly (or indirectly through Holdings) make payment to Holdings in order for Holdings (or any direct or indirect parent of Holdings) to pay the portion of its consolidated, unitary, combined or similar U.S. federal, state and local and non-U.S. income taxes attributable to the income of the Borrower and any of its Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by the Borrower or its Subsidiaries; provided that the amount of any such payments, dividends or distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for such purpose;

(p)                                 the Borrower or any Restricted Subsidiary may make Restricted Payments with the Capital Stock of, and/or the proceeds of the sale of Capital Stock of, an Unrestricted Subsidiary or proceeds of a dividend or distribution from an Unrestricted Subsidiary;

(q)                                 any payments to any (x) Sponsor or its Affiliates of or on account of monitoring or management or similar fees payable pursuant to and in accordance with the Management Agreement (which fees payable in any fiscal year pursuant to this subclause (x) shall not exceed the amount permitted to be paid pursuant to the Management Agreement as in effect on the Closing Date); provided that, upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default and (y) Sponsor or its Affiliates for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith;

(r)                                    payment of fees and expenses pursuant to the Transactions, and other customary transaction fees payable to any Sponsor or its Affiliates by the Borrower and any Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures in amounts not to exceed the amounts permitted to be paid therefor pursuant to the Management Agreement as in effect on the Closing Date), which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith; and

(s)                                   at any time after October 27, 2017 when on a Pro Forma Basis after giving effect thereto the Consolidated Leverage Ratio shall have been less than or equal to 3.50:1.0, so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or the Restricted Subsidiaries may make Restricted Payments to Holdings to permit Holdings to pay in cash dividends to the holders of the Series A Mandatory Convertible Junior Non-Voting Preferred Stock issued by Holdings and any additional preferred stock issued by Holdings on substantially the same terms as the Series A Mandatory Convertible Junior Non-Voting Preferred Stock as in effect on the Closing Date.

7.7                               [Reserved]

7.8                               Investments.  Make any Investment, except in the case of Borrower and any of its Restricted Subsidiaries (other than any Insurance Subsidiary unless otherwise expressly included in this Section 7.8 or permitted by Section 7.16):

(a)                                 accounts receivable and other extensions of trade credit by the Borrower and its Subsidiaries in the ordinary course of business and advances made to physicians in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 7.2;

(d)                                 intercompany Investments by (i) any Group Member (x) in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor or (y) in any Excluded Subsidiary and (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided, however, that any such Investments in any Insurance Subsidiary must be made in compliance with clause (u) below and the aggregate amount of Investments made pursuant to subclause (y) shall not exceed the greater of (a) $50,000,000 and (b) 4.50% of Total Assets as of the Applicable Date of Determination;

(e)                                  existing Investments as listed on Schedule 7.8(g);

(f)                                   Capital Expenditures;

(g)                                  Permitted Acquisitions;

(h)                                 the formation of and Investments in new Restricted Subsidiaries of the Borrower that are Subsidiary Guarantors, provided that (i) such Restricted Subsidiary is owned by the Borrower or a Subsidiary Guarantor and (ii) after the date of the formation or acquisition of any such Restricted Subsidiary and the Investment therein, and after giving effect thereto, such new Restricted Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Administrative Agent) necessary to comply with Section 6.9;

(i)                                     the Borrower and its Restricted Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.5;

(j)                                    the Borrower and its Restricted Subsidiaries may make pledges and deposits permitted under Section 7.3;

(k)                                 the Borrower and its Restricted Subsidiaries may make Investments and guarantees expressly permitted under Sections 7.2, 7.4, 7.5 (other than 7.5(u)) and 7.6;

(l)                                     [reserved];

(m)                             the Borrower and its Restricted Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(n)                                 Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o)                                 Investments in deposit accounts opened and maintained in the ordinary course of business;

(p)                                 the Borrower may acquire and hold promissory notes of employees of Holdings or its Restricted Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Holdings;

(q)                                 Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(r)                                    the Borrower may enter into Swap Agreements that are not speculative in nature to the extent permitted hereunder;

(s)                                   any Investments consisting of deferred compensation owed to employees of Holdings, the Borrower and their respective Restricted Subsidiaries;

(t)                                    Investments and formations by the Borrower and the Restricted Subsidiaries in and of Joint Ventures or Restricted Subsidiaries (other than Insurance Subsidiaries) that are not Guarantors, which does not exceed the greater of (x) $50,000,000 and (y) 4.50% of Total Assets as of the Applicable Date of Determination; provided that any Joint Ventures referred to in this clause (t) are with bona fide third parties;

(u)                                 Investments by the Borrower or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.17(b);

(v)                                 Investments consisting of loans and advances to directors and employees of any Group Member (including for travel, entertainment and relocation expenses) in the ordinary course of business;

(w)                               Investments in 50% or less of the equity interest of other Persons (“Minority Investments”) held by a Restricted Subsidiary acquired pursuant to a Permitted Acquisition, which Minority Investments existed at the time of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition;

(x)                                 Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(y)                                 Investments that do not exceed, in the aggregate, the greater of (A) $50,000,000 and (B) 4.50% of Total Assets as of the Applicable Date of Determination;

(z)                                  Investments made with Permitted Capital Stock;

(aa)                          [Reserved];

(bb)                          Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party to the extent the proceeds of such Investment are utilized to refinance Indebtedness of such non-Loan Party, to the extent such refinancing is not otherwise prohibited hereunder;

(cc)                            Investments in an amount not to exceed the Available Amount;

(dd)                          guarantees made by the Borrower or any Restricted Subsidiary of Holdings in respect of any obligation or activity of Holdings (to the extent the obligations or activities of Holdings are related to the Borrower or any of its Restricted Subsidiaries), the Borrower or any other Restricted Subsidiary of Holdings to the extent the underlying obligation is permitted hereunder;

(ee)                            Investments consisting of loans and advances to directors and employees of any Group Member (including for travel, entertainment and relocation expenses) not exceeding $2,000,000 in the aggregate at any time outstanding;

(ff)                              Investments held by a Restricted Subsidiary acquired pursuant to a Permitted Acquisition, which Investments existed at the time of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition;

(gg)                            Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(hh)                          (i) deposits in the ordinary course of business consistent with past practices to secure the performance of operating leases and payment of utility contracts and (ii) good faith deposits required in connection with Permitted Acquisitions and other Investments permitted under this Section 7.8;

(ii)                                  Investments in Joint Ventures or Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (ii) since the Closing Date, not to exceed the greater of (a) $15,000,000 and (b) 1.25% of Total Assets as of the Applicable Date of Determination (but, to the extent that any Investment made pursuant to this clause (ii) since the Closing Date is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, plus all Returns (other than Returns that have otherwise increased the Available Amount) with respect to such Investment (less the cost of disposition, if any) or the fair market value of such Unrestricted Subsidiary at the time of redesignation (as applicable));  provided that any Joint Ventures referred to in this clause (ii) are with bona fide third parties

(jj)                                following the consummation of a Permitted Acquisition of Capital Stock of a Person that, immediately thereafter, is not wholly-owned, Investments consisting of the purchase of additional Capital Stock of such Persons; and

(kk)                          additional Investments made solely with the Net Cash Proceeds of any capital contributions or other equity issuances of Permitted Capital Stock (other than any proceeds of any Cure Amount or any other capital contribution or equity issuances to the extent utilized in connection with other transactions permitted hereunder on or prior to the date of such Investment) made or received by the Borrower.

The amount of any Investment shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of capital (in the case of any other Investment).

7.9                               Optional Prepayments and Modifications of Certain Junior Debt Instruments.  (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness in excess of $50,000,000 that is contractually subordinated in right of payment to the Obligations (it being understood that Indebtedness shall not be deemed to be subordinated in right of payment merely because such Indebtedness is secured by a Lien that is senior to the Lien securing the Obligations), or any Permitted Refinancing incurred in respect of any of the foregoing; provided that (i) the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, (A) pursuant to a refinancing thereof with Permitted Refinancings (to the extent permitted by Section 7.2), (B) with the Available Amount, (C) to the extent that the consideration therefor consists of Permitted Capital Stock (or proceeds thereof) of Holdings or Capital Stock of any direct or indirect prepayment or parent of Holdings or (D) in whole or in part, in lieu of Restricted Payments permitted under Section 7.6(p) and (ii) the foregoing shall not be construed to prohibit the Refinancing or the conversion of any such Indebtedness into equity; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) above that is materially adverse to the interests of the Lenders (determined by comparison to such terms in effect on the Closing Date or otherwise to such terms in effect on the date of creation thereof and disregarding any default or potential default in respect thereof) except (x) in accordance with the terms of the applicable intercreditor or subordination terms or agreement or (y) as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (a) above that is subordinated to the Obligations.

7.10                        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with a fair market value in excess of $5,000,000 with any Affiliate (other than Public Company, Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing,

(a)                                 the Borrower and its Restricted Subsidiaries may pay customary fees to, and the out-of-pocket expenses of, its board of directors, employees and officers and may provide customary corporate indemnities for the benefit of members of its board of directors, employees and officers,

(b)                                 the payment of Closing Costs;

(c)                                  Restricted Payments permitted under Section 7.6;

(d)                                 transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.10 as such agreements may be amended, modified, supplemented, extended, renewed or refinanced from time to time to the extent not more disadvantageous to the Lenders in any material respect (taken as a whole);

(e)                                  loans or advances to employees, officers and directors permitted under Section 7.08;

(f)                                   payroll, travel and similar advances to cover matters permitted under Section 7.08;

(g)                                  the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of Public Company, Holdings, Borrower or any Restricted Subsidiary;

(h)                                 compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of Public Company, Holdings, Borrower or the Subsidiaries in

the ordinary course of business, including in connection with the Transactions and any other transaction permitted hereunder;

(i)                                     any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans;

(j)                                    [reserved];

(k)                                 [reserved];

(l)                                     transactions between and among the Borrower and its Subsidiaries which are in the ordinary course of business and transactions between the Borrower, Holdings and its direct or indirect shareholders in the ordinary course of business with respect to the Capital Stock in Holdings or any direct or indirect parent of Holdings, such as shareholder agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof;

(m)                             the Transactions;

(n)                                 the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary;

(o)                                 Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof;

(p)                                 payments to or from, and transactions with, Restricted Subsidiaries and Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture) in the ordinary course of business;

(q)                                 loans and other transactions by and among Holdings, Public Company, Borrower and its Restricted Subsidiaries to the extent not prohibited Section 7.2;

(r)                                    transactions by Borrower and its Restricted Subsidiaries with customers, clients, Joint Venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(s)                                   any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or a Joint Venture or similar entity that would constitute an Affiliate transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Joint Venture or similar entity; and

(t)                                    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 7.10.

7.11                        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of any property or containing an obligation of such Group Member to repurchase such property from such Person, which property has been or is to be sold or transferred by such Group Member to such Person (or any Affiliate thereof) or to any other Person (or any Affiliate thereof) to whom funds have been or are to be advanced by such Person (or any Affiliate thereof) on the security of such property or rental obligations of such Group Member (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction (a) in respect of property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the cost thereof within one hundred and eighty (180) days after the date that such property was initially acquired by a Group Member or (b) in respect of any other property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction for market value and solely for cash consideration and in respect of which the Borrower shall comply with Section 2.11(b).

7.12                        Changes in Fiscal Periods.  Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31st or change the Borrower’s or Holdings’ method of determining fiscal quarters; provided, however that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, provided that as a condition to any such change the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary or appropriate to reflect such change in fiscal year.

7.13                        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, the Senior Notes, the OnCure Notes, the Credit Agreement Refinancing Indebtedness, Additional Debt, Additional Term Notes, the Incremental Equivalent Debt, Permitted Unsecured Debt, Unrestricted Additional Term Notes or documents evidencing Indebtedness incurred under Section 7.2(d), (e), (f), (g), (h), (q), (r), (s), (t), (w), (z), (cc), (dd), (ee), (ii), or (jj) and any Permitted Refinancing in respect of any such Indebtedness, (b) agreements which (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (c) restrictions applicable only to Foreign Subsidiaries.

7.14                        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, except for (x) agreements which (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business), (y) such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, or the Senior Notes, the OnCure Notes, the Credit Agreement Refinancing Indebtedness, Additional Debt, Additional Term Note, the Incremental Equivalent Debt, Permitted Unsecured Debt, Non-Loan Party Additional Term Notes, Non-Loan Party Unrestricted Additional Term Dent, Unrestricted Additional Term Notes or documents evidencing Indebtedness incurred under Sections 7.2(e), (f), (g), (h), (q), (r), (s), (t), (w), (z), (cc), (dd), (dd), (ii) or (jj) and any Permitted Refinancing in respect of any such Indebtedness or (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (z) restrictions applicable only to Foreign Subsidiaries.

7.15                        Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related, supportive, synergetic, complementary or ancillary thereto, it being understood and acknowledged that any Insurance Subsidiary shall be the only entity conducting insurance business (and business reasonably related thereto) and that any Insurance Subsidiary shall be engaged for the underwriting of insurance policies for Holdings, the Borrower and its Restricted Subsidiaries and each of such Person’s respective employees, officers or directors.

7.16                        Insurance Subsidiary Investments.  Permit any Insurance Subsidiary to make any Investment in any Person except:

(a)                                 Investments in Cash Equivalents;

(b)                                 Investments in deposit accounts opened and maintained in the ordinary course of business;

(c)                                  Investments in accounts receivable in the ordinary course of business; and

(d)                                 Investments in notes or bonds (including interest only notes or bonds) in an aggregate amount (for all Insurance Subsidiaries combined) up to the greater of (x) $10,000,000 and (y) 1.00% of Total Assets as of the Applicable Date of Determination that are rated at least BBB- by S&P or Baa3 by Moody’s at the time of purchase; provided that an aggregate amount up to $6,000,000 of such Investments shall have a rating of at least A by S&P or A2 by Moody’s at the time of purchase.

7.17                        Insurance Subsidiary.  (a) Permit any Insurance Subsidiary to enter into any (or renew, extend or materially modify any existing) reinsurance or stop-loss insurance arrangements except in the ordinary course of business with reinsurers rated as least “A-” by A.M. Best & Co. or reinsurers whose obligations to the Insurance Subsidiary are secured by letters of credit or other collateral reasonably acceptable to the board of directors of such Insurance Subsidiary or (b) permit any Investment in any Insurance Subsidiary, except for Investments in an aggregate amount (for all Insurance Subsidiaries combined) not in excess of the greater of (x) $25,000,000 and (y) 2.25% of Total Assets as of the Applicable Date of Determination; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Administrative Agent (for the avoidance of doubt, such investments shall exclude any expenses and premiums paid to any Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).

7.18                        OFAC; Sanctions.  The Borrower will not use the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country, that is the subject of any U.S. sanctions administered by OFAC Sanctions, except to the extent licensed or otherwise approved or exempted by OFAC, or in any other manner that would result in a violation of Sanctions by the Borrower or any Restricted Subsidiary.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                 the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation within five (5) Business Days, or any other amount payable hereunder or under any other Loan Document, within twenty (20) days after such amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially adverse respect on or as of the date made or deemed made, and in the case of any misrepresentation capable of being cured, such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(c)                                  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only in its jurisdiction of incorporation), Section 6.7(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 6.7(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default; provided, that, in the case of such a Default, the delivery of such notice of Default at any time prior to the Default that is the subject of such notice becoming an Event of Default (and, when determining whether such Default has become an Event of Default, the notice by Administrative Agent of such Default shall be deemed given on the day such Default first arose) shall cure the Event of Default resulting from the failure to timely deliver such notice) or Section 7 of this Agreement; provided further that an Event of Default under Section 7.1 is subject to the Cure Right set forth in Section 8; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)                                  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto, or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), in each case of clauses (i) and (ii), beyond the period of grace and giving of notice, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, beyond all applicable grace periods and with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the greater of (x) $50,000,000 and (y) 4.50% of Total Assets as of the Applicable Date of Determination; provided further that this paragraph (e) shall not apply to any breach or default of Indebtedness (x) that is remedied by the Borrower or the applicable Restricted Subsidiary or (y) that is waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 8, and such remedy shall cause any default arising hereunder to cease to exists; provided that this clause (e) shall not apply to intercompany Indebtedness or Indebtedness that is incurred on a non-recourse basis; or

(f)                                   (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(g)                                  (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, or Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, reasonably be expected to have a Material Adverse Effect; or

(h)                                 one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or covered by insurance as to which the relevant insurance company has not denied coverage) of the greater of (x) $50,000,000 and (y) 4.50% of Total Assets as of the Applicable Date of Determination or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or

(i)                                     any of the Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with its terms), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except in accordance with its terms); or

(j)                                    the guarantee contained in Section 2 of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (except in accordance with its terms); or

(k)                                 a Change of Control shall occur; or

(l)                                     any Insurance Subsidiary shall become subject to any conservation, rehabilitation, liquidation order, directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, other than (x) an event described in paragraph (c) of this Section 8 in respect of a default of performance or compliance with the covenant under Section 7.1 or (y) an event with respect to the Borrower described in clause (i) or (ii) of paragraph (f) of this Section 8; provided that in the case of clause (x), the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, (A) if such event is an Event of Default specified in clause (y) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default (other than as described in clause (x) above), either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (I) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (II) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations in respect of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.  If the Initial Tranche B Term Loans are repaid after having been declared due and payable under clause (I) above (other than due to an Event of Default arising solely from the failure to comply with Section 6.1 or 6.2) prior to the Tranche B Maturity Date, then such repayment shall be accompanied by the Prepayment Premium (if applicable).

Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraphs (e), (f) or (h) of this Section 8, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any such Restricted Subsidiaries affected by any event or circumstance referred to in such paragraph that did not, in the aggregate when taken together with any other similarly situated Restricted Subsidiaries, as of the last day of the fiscal quarter of the Borrower most recently ended, have aggregate assets with a value equal to or greater than 7.5% of Total Assets of the Borrower and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

Notwithstanding anything to the contrary contained in Section 8, in the event that the Borrower fails to comply with the requirements of the covenant under Section 7.1 at the end of any fiscal quarter, until the expiration of the fifteenth (15th) Business Day subsequent to the date that the Compliance Certificate is required to be delivered pursuant to Section 6.2(b), in respect of the period ending on the last day of such quarter (such date of required delivery, the “Required Delivery Date”), any net cash proceeds of any common equity contribution made, directly or indirectly to the Borrower, or any net cash proceeds of any issuance of Permitted Capital Stock of the Borrower, in each case following the Closing Date and/or following the end of such fiscal quarter and on or prior to such fifteenth (15th) Business Day and from a Person other than the Borrower, in each case in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with such covenant may, at the election of the Borrower be included in the calculation of Consolidated EBITDA for purposes of determining compliance with such covenant (the “Cure Right”), and upon the earlier of (x) the delivery by the Borrower of written notice to the Administrative Agent that it intends to exercise the Cure Right hereunder (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that are received as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.1 is less than the full amount of any originally designated amount) and (y) receipt by the Borrower of such cash proceeds (the “Cure Amount”), such covenant shall be recalculated giving effect to the following pro forma statements:

(i)                  solely for the purpose of determining the existence of an Event of Default under Section 7.1, Consolidated EBITDA for the fiscal quarter of the Borrower for which such certificate is required to be delivered shall be increased by an amount equal to the Cure Amount, and such increase shall be effective for all periods that include the fiscal quarter of the Borrower for which such Cure Right was exercised and not for any other purpose under this Agreement; and

(ii)               if, after giving effect to the foregoing recalculations (but not giving effect to any payment of Indebtedness made with such Cure Amount (when calculating compliance with Section 7.1 at the end of such (but no other) fiscal quarter), the Borrower shall then be in compliance with the requirements of the covenant under Section 7.1 at the end of such fiscal quarter, the Borrower shall be deemed to have satisfied the requirements of the covenant under Section 7.1 as of the last day of such fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenant under Section 7.1 that had occurred shall be deemed cured for this purpose under this Agreement and the other Loan Documents) if the Borrower has delivered written notice pursuant to clause (x) above; provided that if the Cure Amount is not received by the Borrower prior to such fifteenth (15th) Business Day, such Default or Event of Default shall be deemed reinstated and Consolidated EBITDA shall not be so increased as set forth in the immediately preceding clause (i) above.

Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period of the Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five (5) times during the term of this Agreement, (iii) the Cure Amount shall not exceed the amount required to cause the Borrower to be in compliance with the covenant under Section 7.1, (iv) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 7.1 until after the Borrower’s ability to cure has lapsed and Borrower has not exercised the Cure Right and (v) during the period from and including the Required Delivery Date to but excluding the time when the Cure Amount is actually received from the Borrower, the conditions to extensions of credit with respect to the Revolving Facility under Section 5.2(b) shall be deemed to not be satisfied.  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for all other purposes.

SECTION 9

THE AGENTS

9.1                               Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints MSSF, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9.1 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2                               Rights as a Lender.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3                               Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all Uniform Commercial Code financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

9.4                               Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.5                               Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 9 shall apply to any such subagent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6                               Resignation of Agent.

(a)                                 Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)                                 The Issuing Lender or the Swingline Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the Borrower’s consent to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Issuing Lender and/or the Swingline Lender gives notice of its resignation, then the Borrower may, on behalf of the Lenders and the Administrative Agent, appoint a successor Issuing Lender and/or the Swingline Lender meeting the qualifications set forth above; provided that if the Issuing Lender and/or the Swingline Lender shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Issuing Lender and/or the Swingline Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through an Issuing Lender and/or the Swingline Lender shall instead be made by or to each Lender and the Administrative Agent directly, until such time as the Required Lenders appoint a successor Issuing Lender and/or the Swingline Lender as provided for above in this paragraph (except as to already outstanding Letters of Credit and Swingline Loans, as to which the Issuing Lender and the Swingline Lender shall continue in such capacities until the Revolving L/C Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Lender and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence).  Upon the acceptance of a successor’s appointment as Issuing Lender and/or Swingline Lender hereunder, unless the Administrative Agent and/or such successor gives notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender and (ii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.  At the time any such resignation of the Issuing Lender shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Lender.

9.7                               Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has had the opportunity to review each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8                               Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 2.18, 2.19 or 2.20, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all taxes, interest, additions to tax and penalties and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.8.  The agreements in this Section 9.8 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a

Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.8, include any Swingline Lender, any Conduit Lender and any Issuing Lender.

9.9                               No Fiduciary Duties, Etc.

(a)                                 In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Documentation Agents, the Syndication Agents, the Lenders and the Joint Lead Arrangers and Joint Bookrunners are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Documentation Agents, the Syndication Agents, the Lenders and the Joint Lead Arrangers and Joint Bookrunners, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Documentation Agents, the Syndication Agent, the Lenders and the Joint Lead Arrangers and Joint Bookrunners is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (B) none of the Agents, the Documentation Agents, the Syndication Agents, the Lenders and the Joint Lead Arrangers and Joint Bookrunners has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Documentation Agents, the Lenders and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Documentation Agents, the Syndication Agents, the Lenders and the Joint Lead Arrangers and Joint Bookrunners has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

(b)                                 Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

9.10                        Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

9.11                        Collateral and Guaranty Matters.  Each of the Lenders (on behalf of itself, its Affiliates and Related Parties (and in its capacity as a Lender under any Specified Swap Agreement) and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent obligations), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or cash collateralization, in accordance with the provisions of this Agreement, of all Letters of Credit, (ii) that is sold or transferred or to be sold or transferred as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “excluded collateral” (as described in Section 3 of the Guarantee and Security Agreement), (iv) if the property subject to such a Lien is owned by a Guarantor upon release of such Guarantor from its Guarantee Obligation, (v) upon the designation of a Subsidiary as an Unrestricted Subsidiary, (vi) if the real property subject to such Lien is located in an area that has been identified by the Secretary of Housing and Urban Development as a “Special Flood Hazard Area” or other area having special flood hazards (whether as a result of a change in the mapping of Special Flood Hazard Areas or otherwise) and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or (vii) if approved, authorized or ratified in writing in accordance with Section 10.2;

(b)                                 to release any Guarantor from its obligations under this Agreement and other Loan Documents if such Person ceases to be a Restricted Subsidiary (including upon the designation of a Subsidiary as an Unrestricted Subsidiary) or a Person required to be a Subsidiary Guarantor pursuant to the terms of the Loan Documents as a result of a transaction permitted hereunder; and

(c)                                  to (x) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder or (y) to enter into intercreditor agreements.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12                        Indemnity; Damage Waiver.

(a)                                 Reserved.

(b)                                 Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or Issuing Lender in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lender shall not include losses incurred by the Swingline Lender or the Issuing Lender due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.7 or Revolving L/C Exposure under Section 3.4 or to make Revolving Loans under Section 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Lender’s rights against any Defaulting Lender).  The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.17.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Extensions of Credit, outstanding Tranche B Term Loans and unused Total Revolving Commitments at the time.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)                                 Payments.  All amounts due under this Section 9.12 shall be payable not later than three (3) Business Days after demand therefor.

(e)                                  Specified Swap Agreements.  No Lender under any Specified Swap Agreement that obtains the benefits of the Guarantee and Security Agreement or any Collateral by virtue of the provisions hereof or of the Security Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Specified Swap Agreements with Lenders unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request from the applicable Lender.

SECTION 10

MISCELLANEOUS

10.1                        Amendments and Waivers.  Except as provided in Section 2.24 with respect to an Extension Offer, in Section 2.25 with respect to any Incremental Facility Amendment, in Section 2.28 with respect to any Refinancing Amendments, in Permitted Amendments or as otherwise specifically provided herein, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the

case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) except as provided for hereunder with respect to Refinancing Amendments, Section 2.10 or Section 2.24, forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments shall not constitute an increase of Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of any Lender) directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders without the written consent of all Lenders (it being understood that, other than as specifically provided in this Agreement, including pursuant to (w) this Section 10.1 with respect to Replacement Tranche B Term Loans, (x) any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.25), (y) a Refinancing Amendment (the consent requirements for which are set forth in Section 2.28) and (z) an Extension Offer pursuant to Section 2.24, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the Closing Date), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties (or Loan Parties owning all or substantially all of the Collateral) from their obligations under the Guarantee and Security Agreement (except as permitted hereunder or in accordance with its terms), in each case without the written consent of all Lenders (it being understood that any subordination of a lien permitted hereunder shall not constitute a release of a lien under this section and the granting of any pari passu liens in connection with the incurrence of debt or the granting of liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of liens); (v) alter any provision regarding the pro rata treatment of the Lenders in a manner that would result (A) in the Initial Tranche B Term Lenders receiving less than their respective pro rata payments without the consent of all of the Initial Tranche B Term Lenders or (B) in the Revolving Lenders receiving less than their respective pro rata payments without the consent of all Revolving Lenders, (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provisions of Section 3 without the written consent of each Issuing Lender affected thereby; or (x) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower yield, only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans (it being agreed that if the opportunity of consent is made available to all Lenders on the same terms, only the consent of the Borrower and any of the parties identified in clauses (i) through (x) shall be required for an amendment, modification, supplement or waiver referred to therein).  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Tranche B Term Loan, Incremental Revolving Loan, Incremental Revolving Facility, Refinancing Term Loan, Refinancing Revolving Loan, Refinancing Revolving Commitment, Extended Term Loans, Extended Revolving Loans, Refinancing Notes, Additional Term Notes, Additional Debt, Unrestricted Additional Term Notes and Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, or Permitted Unsecured Refinancing Debt for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the then Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit under the Facilities and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans (“Refinanced Tranche B Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B Term Loans”), provided that (a) the aggregate principal amount of such Replacement Tranche B Term Loans (with appropriate adjustments to take into account any upfront fees or original issue discount) shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (b) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (c) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing, and (d) the Lenders providing the relevant Replacement Tranche B Term Loans shall have the same relative rights and priorities under the Loan Documents as the Lenders of the Refinanced Tranche B Term Loans at the time of such refinancing.

If the Borrower wishes to replace the Commitments, Loans and other extensions of credit, as applicable, under any Facility (the “Facility Interests”) with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of reducing, terminating and repaying such Facility Interests to be replaced, to (i) require the Lenders under such Facility to assign such Facility Interests to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with this Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to this Section 10.1).  Pursuant to any such assignment, all Facility Interests to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if all Loans included therein were being optionally prepaid and all Commitments included therein were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Sections 2.20 or 3.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Facility Interests under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more classes of Loans and/or Commitments (each class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days nor more than thirty (30) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loan and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Amendment and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class.  Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or an officer’s certificate consistent with those delivered on the Closing Date under Sections 5.1 and 5.2.

“Permitted Amendments” shall be (i) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Administrative Agent), (ii) a reduction or elimination of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) change in the required percentage with respect to the applicable Loans and/or Commitments of the Accepting Lenders (including by implementation of a “LIBOR floor”) and the payment of additional fees to the Accepting Lenders (any such increase and/or payments to be in the form of cash, Capital Stock or other property to the extent not prohibited by this Agreement) and (iv) if the right to participate in such amendment is provided to all Lenders on the same terms, a reduction of the principal amount of the applicable Loans and/or Commitments or a conversion of the principal amount of the applicable Loans to equity.

10.2                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

the Borrower:                                                                                                                      21st Century Oncology, Inc.
c/o Vestar Capital Partners V L.P.
245 Park Avenue,
41st Floor
New York, NY  10167
Attention:  James L. Elrod, Jr.
Telecopy:  (212) 808-4922

with a copy to:                                                                                                               21st Century Oncology, Inc.
2270 Colonial Boulevard
Fort Myers, FL 33907
Attention:  Dr. Daniel Dosoretz
Telecopy:  (239) 931-7380

with a copy to:                                                                                                               Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL  60654
Attn:  Christopher Butler, P.C.
Telecopy:  (312) 862-2200
Telephone:  (312) 862-2000

Administrative Agent:                                                                         Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY  10036
Telecopy:  (917) 260-0588
Telephone:  (212) 507-6680
e-mail:  AGENCY.BORROWERS@morganstanley.com

with a copy to:                                                                                                               Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn:  Darren Silver
Telecopy:  (212) 701-3027
Telephone:  (212) 378-2603
e-mail:  dsilver@cahill.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                        Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented (with supporting documentation) out-of-pocket costs and expenses (including, but not limited to, due diligence expenses, syndication expenses and travel expenses) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one counsel to the Administrative Agent (and, to the extent necessary, one local counsel to the Administrative Agent in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is necessary) and such other counsel and any other advisor or consultant to the Administrative Agent as is retained solely with the Borrower’s consent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and Borrower shall deem appropriate, (b) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, limited, in the case of legal fees, to the reasonable and documented fees and disbursements of one counsel to all Lenders and the Agents in the aggregate and one local counsel in each applicable jurisdiction, (c) to pay, indemnify, and hold the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold (i) each Lender and each Agent and (ii) each of the foregoing’s respective partners, trustees, shareholders, officers, directors, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one legal counsel for the Agents and all Lenders (and one local counsel to such Lenders in any applicable jurisdiction as to which the Lenders reasonably determine is necessary and one regulatory counsel to such Lenders and Agents) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of or material breach of any Loan Document by such Indemnitee (or any of such Indemnitee’s Affiliates, partners, trustees, shareholders, officers, directors, employees, agents, controlling persons or their respective officers, directors, employees or agents), to the extent such Indemnitee has settled any claim without the consent of the Borrower (which is not to be unreasonably withheld or delayed) or disputes between Lenders not arising from any act or omission of the Borrower or any of its Affiliates (other than with respect to a dispute with a Lender in its capacity as Administrative Agent, Issuing Lender or Swingline Lender).  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such claims, demands, penalties, fines, liabilities, settlements, damages, costs, and expenses of whatever kind or nature, under or related to Environmental Laws, are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct, of or material breach of any Loan Document by, such Indemnitee (or any of such Indemnitee’s Affiliates or their respective officers, directors, employees or agents), as determined by a court of competent jurisdiction in a final and nonappealable decision, (ii) to the extent such Indemnitee has settled any claim without the consent of the Borrower (which is not to be unreasonably withheld or delayed) or (iii) disputes solely between Indemnitees (other than with respect to a dispute with a Lender in its capacity as Administrative Agent, Issuing Lender or Swingline Lender) that do not arise out of any act or omission of the Borrower or any of its Subsidiaries.  In the case of any investigation, litigation or other proceeding to which the indemnity in clause (d) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnitee, and whether or not an Indemnitee is otherwise a party thereto.  All amounts due under this Section 10.5 shall be payable not later than thirty (30) days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.  This Section 10.5 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing, any other Person; and

(B)                               in the case of an assignment of a Revolving Commitment or any participation in a Letter of Credit, each Issuing Lender and the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no such consent shall be required for assignments to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s interests under any Facility, the amount of the Commitments or Tranche B Term Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Revolving Facility, $5,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of each Facility.  Section 10.6(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)                                No assignment shall be made to (i) a competitor of the Borrower or a Subsidiary of the Borrower separately identified in writing by Borrower or Holdings to the Administrative Agent at any time following April 14, 2015 and any Affiliate of any such competitor that is either separately identified in writing by Borrower or Holdings to the Administrative Agent or any such Affiliate of any such competitor that is reasonably identifiable as an Affiliate of such competitor on the basis of such Affiliate’s name (other than any such Affiliates that are bona fide debt funds that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent such Affiliate is otherwise disqualified pursuant to following clause (ii), (iii) or (iv)), (ii) any other Person identified by the Borrower, the Sponsor or CPPIB to the Administrative Agent in writing prior to April 14, 2015, (iii) (x) any Affiliate or (y) any fund that is administered or managed by an Affiliate, in each case, of the Persons described in the preceding clause (ii) that is in each case either separately identified in writing by Borrower or Holdings to the Administrative Agent or that is reasonably identifiable as an Affiliate of such Person or fund administered or managed by such Person (or an Affiliate of such Person) referred to in clause (ii) on the basis of such Affiliate’s or fund’s name, and (iv) any Excluded Party (each, a “Disqualified Lender”); it being understood and agreed that list referenced in clauses (i) and (ii) above shall be available to the Lenders upon request.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and Revolving Extensions of Credit of, and principal and stated interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender (but in the case of any Lender (in its capacity as such), as to such Lender’s Loans, Commitments, principal and fees owing to such Lender only) at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Notwithstanding anything to the contrary contained in this Agreement, the Loans and the Letter of Credit are registered obligations and the right, title and interest of the Lenders in and to such Loans and Letters of Credit, as the case may be, shall be transferable only in accordance with the terms hereof.  This Section 10.6(b)(v) shall be construed so that the Loans and the Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are not a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such Sections (including Sections 2.19(d) and (e)) and Sections 2.21 and 2.22 as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register of its Participants in compliance with Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in a Participant register shall be conclusive absent manifest error, and the parties shall treat each Person whose name is recorded in the Participant register as the Participant for all purposes of this Agreement, notwithstanding a notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)                                  (i)  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Debt Fund Affiliate, Non-Debt Fund Affiliate or Purchasing Borrower Party; provided that:

(A)                               if a Purchasing Borrower Party is an assignee, no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)                               the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit G (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption (which shall include a customary “big boy” disclaimer by all parties thereto);

(C)                               for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party or Non-Debt Fund Affiliate;

(D)                               any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E)                                no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans; and

(F)                                 no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 10.6(g) if after giving effect to such assignment, Non-Debt Fund Affiliate in the aggregate would own in excess of 25% of all Term Loans then outstanding.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents (other than for payments due).

(iii)                               Each Lender participating in any assignment to any Non-Debt Fund Affiliate or Purchasing Borrower Party acknowledges and agrees that in connection with such assignment, (1) any Non-Debt Fund Affiliate or Purchasing Borrower Party then may have, and later may come into possession of information regarding the Borrower, the Sponsor, their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including material non-public information), (2) such Lender has independently and, without reliance on any Non-Debt Fund Affiliate or Purchasing Borrower Party or any of their Subsidiaries, the Borrower or any of their Subsidiaries, or the Administrative Agent, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of any Non-Debt Fund Affiliate or Purchasing Borrower Party or any of their Subsidiaries, the Borrower or their respective Subsidiaries, or the Administrative Agent shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any Non-Debt Fund Affiliate or Purchasing Borrower Party and any of their Subsidiaries, the Borrower and their respective Subsidiaries, and the Administrative Agent, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(iv)                              Any Non-Debt Fund Affiliate may, with the consent of the Borrower and with written notice to the Administrative Agent, contribute any of its Term Loans to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and, to the extent agreed with the Borrower, may in return receive (1) loans or Permitted Capital Stock of the Borrower or any parent entity of the Borrower (to the extent not constituting a Change of Control) or (2) an unsecured loan from the Borrower that (v) does not have a cash interest rate in excess of the interest rate applicable to the Loans so contributed by such Non-Debt Fund Affiliate plus 3.0%, (w) is subordinated in right of payment to the Obligations of the Borrower, (x) is not subject to any scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is 91 days after the Tranche B Maturity Date, (y) does not include any financial covenants and (z) does not include any covenant, default or other agreement that is more restrictive (taken as a whole) on the Loan Parties in any material respect than any comparable covenant in this Agreement.  Any Term Loans so contributed pursuant to this subsection shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Loans so cancelled pursuant to this subsection, Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.  Any non-cash gains from the cancellation of such Term Loans shall not increase Consolidated EBITDA or Excess Cash Flow for any purpose hereunder.  The cancellations contemplated by this subsection shall be deemed to be optional prepayments by the Borrower pursuant to Section 2.10, and the principal amount of any such Term Loans so cancelled shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans (including the installment due on the Tranche B Maturity Date).

(h)                                 Notwithstanding anything in Section 10.1 or the definition of “Majority Facility Lenders” or “Required Lenders” to the contrary, for purposes of determining whether the “Majority Facility Lenders” with respect to the Tranche B Term Facility or “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(i)                                all Tranche B Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii)                             all Tranche B Term Loans, Revolving Commitments and Revolving L/C Exposure held by Debt Fund Affiliates may not account for more than 49.9% of the Tranche B Term Loans, Revolving Commitments and Revolving L/C Exposure of consenting Lenders included in determining whether the “Required Lenders” have consented to any action pursuant to Section 10.1.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliates’ vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposed to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the

Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

10.7                        Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further that no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party; provided further that the provisions of this paragraph shall not be construed to apply to (v) any payment or prepayment made by or on behalf of the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (w) the application of cash collateral supporting Letters of Credit from time to time (including the application of funds arising from the existence of a Defaulting Lender), (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant or the termination of any Lender’s commitment and non-pro rata repayment of Loans pursuant to Section 2.22 or 2.27, (y) transactions in connection with an open market purchase or a “Dutch auction”, or (z) in connection with a transaction pursuant to an Extension Offer, Refinancing Amendment or Incremental Facility Amendment or amendment in connection with a Permitted Refinancing, or Indebtedness incurred pursuant to Section 10.6.  For the avoidance of doubt, this Section shall not limit the ability of the Borrower or any Restricted Subsidiary to (i) purchase and retire Term Loans pursuant to an open market purchase or a  “Dutch auction” or (ii) pay principal, fees, premiums and interest with respect to Refinancing Revolving Loans, Refinancing Term Loans, Refinanced Tranche B Term Loans, Incremental Revolving Loans or Incremental Tranche B Term Loans following the effectiveness of any Refinancing Amendment, any Extension Offer or Incremental Facility Amendment or exchange, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Lenders or Lenders pursuant to such Incremental Facility Amendment, as applicable.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, subject to the prior written consent of the Administrative Agent, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount then due and payable any and all deposits (general or special, time or demand, provisional or final other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                 Submission to Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case, located in the Borough of Manhattan;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that nothing contained in this Section 10.12(e) shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in Section 10.5.

10.13                 Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14                 Releases of Guarantees and Liens.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in Section 9.11.

10.15                 Confidentiality.  Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender, each Issuing Lender and the Administrative Agent shall (x) notify the Borrower of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-

public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.15 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.16                 WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                 USA PATRIOT ACT.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower or such Guarantor, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

10.18                 Intercreditor Agreement Governs.  Each Lender and Agent (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent to enter into each intercreditor agreement and any other intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of the terms “Permitted First Priority Refinancing Debt” or “Permitted Second Priority Refinancing Debt” or other “First Lien Senior Secured Note,” as applicable or as otherwise provided for by the terms of this Agreement; provided that in each case, such intercreditor agreement is substantially consistent with the terms set forth on Exhibit I-1 or I-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Secured Obligations).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

21ST CENTURY ONCOLOGY, INC.,

By:	/s/ Richard Lewis
	Name:	Richard Lewis
	Title:	Vice President

21ST CENTURY ONCOLOGY HOLDINGS, INC.,

By:	/s/ Richard Lewis
	Name:	Richard Lewis
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Revolving Lender,
Tranche B Term Lender, Issuing Lender
and Swingline Lender

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Revolving Lender

By:	/s/ Michael Fogliano
	Name:	Michael Fogliano
	Title:	Director

By:	/s/ William C. Frauen
	Name:	William C. Frauen
	Title:	Managing Director

Keybank National Association
as Revolving Lender

By:	/s/ Ryan M. Pastore
	Name:	Ryan M. Pastore
	Title:	Senior Vice President

HSBC BANK USA, N.A..,
as Revolving Lender

By:	/s/ Kenneth Caffrey
	Name:	Kenneth Caffrey
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Revolving Lender

By:	/s/ Kent Davis
	Name:	Kent Davis
	Title:	Managing Director